Exhibit 10.1

LOAN AGREEMENT

AMONG

AMERICAN TOWER CORPORATION,

AS BORROWER;

TORONTO DOMINION (TEXAS) LLC,

AS ADMINISTRATIVE AGENT FOR THE LENDERS;

THE FINANCIAL INSTITUTIONS WHOSE NAMES APPEAR

AS LENDERS ON THE SIGNATURE PAGES HEREOF;

AND WITH

JPMORGAN CHASE BANK, N.A.,

AS SYNDICATION AGENT;

THE ROYAL BANK OF SCOTLAND PLC,

CALYON NEW YORK BRANCH

AND

CREDIT SUISSE FIRST BOSTON,

AS CO-DOCUMENTATION AGENTS;

AND

J.P. MORGAN SECURITIES INC. AND TD SECURITIES (USA) LLC,

AS CO-LEAD ARRANGERS AND JOINT BOOKRUNNERS

Dated as of August 30, 2007

Kilpatrick Stockton LLP

Atlanta, Georgia

(i)

Table of Contents (continued)

(ii)

Table of Contents (continued)

(iii)

EXHIBITS

Exhibit A	Form of Request for Advance
Exhibit B	Form of Note
Exhibit C	Form of Loan Certificate
Exhibit D	Form of Performance Certificate
Exhibit E	Form of Assignment and Assumption Agreement
Exhibit F	Form of Notice of Continuation or Conversion

SCHEDULES

Schedule 1	Commitment/Loan Percentage, Lender Names and Notice Addresses
Schedule 2	Subsidiaries on the Effective Date

(iv)

LOAN AGREEMENT

This Loan Agreement is made as of August 30, 2007, by and among AMERICAN TOWER CORPORATION, as Borrower, TORONTO DOMINION (TEXAS) LLC, as Administrative Agent, JPMORGAN CHASE BANK, N.A., as Syndication Agent and the financial institutions whose names appear as lenders on the signature page hereof (together with any permitted successors and assigns of the foregoing).

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged by each of the parties hereto, the parties hereby agree as follows:

ARTICLE 1 – DEFINITIONS

Section 1.1 Definitions. For the purposes of this Agreement:

“Acquisition” shall mean (whether by purchase, lease, exchange, issuance of stock or other equity or debt securities, merger, reorganization or any other method) (i) any acquisition by the Borrower or any of its Subsidiaries of any Person that is not a Subsidiary of the Borrower, which Person shall then become consolidated with the Borrower or such Subsidiary in accordance with GAAP; (ii) any acquisition by the Borrower or any of its Subsidiaries of all or any substantial part of the assets of any Person that is not a Subsidiary of the Borrower; (iii) any acquisition by the Borrower or any of its Subsidiaries of any business (or related contracts) primarily engaged in the tower, tower management or related businesses; or (iv) any acquisition by the Borrower or any of its Subsidiaries of any communications towers or communications tower sites.

“Adjusted EBITDA” shall mean, for the twelve (12) month period preceding the calculation date, for the Borrower and its Subsidiaries on a consolidated basis, the sum of (a) Net Income, plus (b) to the extent deducted in determining Net Income, the sum of (i) Interest Expense, (ii) income tax expense, including, without limitation, taxes paid or accrued based on income, profits or capital, including state, franchise and similar taxes and foreign withholding taxes, (iii) depreciation and amortization (including, without limitation, amortization of goodwill and other intangible assets), (iv) extraordinary losses (including, without limitation, any such losses associated with the proposed settlement in the Verestar, Inc. litigation (together with any charges and expenses associated therewith)) and non-recurring non-cash charges and expenses, (v) all other non-cash charges, expenses and interest (including, without limitation, any non-cash losses in respect of Hedge Agreements, non-cash impairment charges, non-cash valuation charges for stock option grants or vesting of restricted stock awards or any other non-cash compensation charges, and losses from the early extinguishment of Indebtedness) and (vi) non-recurring charges and expenses (including, without limitation, any such charges and expenses associated with the proposed settlement in the Verestar, Inc. litigation (together with any extraordinary losses associated therewith)), restructuring charges, transaction expenses (including, without limitation, transaction expenses incurred in connection with any merger or acquisition) and underwriters’ fees, and severance and retention payments in connection with any merger or acquisition, in each case for such period, less extraordinary gains and cash payments (not otherwise deducted in determining Net Income) made during such period with respect to non-cash charges that were added back in a prior period; provided, however, (I) with respect to any Person that became a Subsidiary of the Borrower, or was merged with or consolidated into the Borrower or any of its Subsidiaries, during such period, or any acquisition by the Borrower or any of its Subsidiaries of the assets of any Person during such period, “Adjusted EBITDA” shall, at the option of the Borrower in respect of any or all of the foregoing, also include the Adjusted EBITDA of such Person or attributable to such assets, as applicable, during such period as if such acquisition, merger or consolidation had occurred on the first day of such period and (II) with respect to any Person that has ceased to be a Subsidiary of the Borrower during such period, or any material assets of the Borrower or any of its Subsidiaries sold or otherwise disposed of by the Borrower or any of its Subsidiaries during such period, “Adjusted EBITDA” shall exclude the Adjusted EBITDA of such Person or attributable to such assets, as applicable, during such period as if such sale or disposition of such Subsidiary or such assets had occurred on the first day of such period.

“Administrative Agent” shall mean Toronto Dominion (Texas) LLC, in its capacity as Administrative Agent for the Lenders, or any successor Administrative Agent appointed pursuant to Section 9.12 hereof.

“Administrative Agent’s Office” shall mean the office of the Administrative Agent located at 77 King Street West, 18th Floor, Toronto, Ontario, Canada M5K IA2, or such other office as may be designated pursuant to the provisions of Section 11.1 hereof.

“Advance” shall mean the aggregate amounts advanced by the Lenders to the Borrower pursuant to Article 2 hereof on the Funding Date and having the same Interest Rate Basis and Interest Period and, after the Funding Date, shall also include Conversions or Continuations of an Advance having the same Interest Rate Basis and Interest Period; and “Advances” shall mean more than one Advance.

“Affected Lender” shall have the meaning ascribed thereto in Section 10.5 hereof.

“Affiliate” shall mean, with respect to a Person, any other Person directly or indirectly controlling, controlled by, or under common control with, such first Person. For purposes of this definition, “control”, when used with respect to any Person, means the power to direct or cause the direction of the management and policies of such Person whether by contract or otherwise.

“Agreement” shall mean this Loan Agreement, as amended, supplemented, restated or otherwise modified in writing from time to time.

“Applicable Debt Rating” shall mean (i) where the Debt Rating from any two of Standard and Poor’s, Moody’s and Fitch is at the same level, such Debt Rating, and (ii) in the event that each of the Debt Ratings of Standard and Poor’s, Moody’s and Fitch are at different levels, the middle Debt Rating (i.e., the highest and lowest Debt Ratings shall be disregarded).

“Applicable Law” shall mean, in respect of any Person, all provisions of constitutions, statutes, rules, regulations and orders of governmental bodies or regulatory agencies applicable to such Person, including, without limiting the foregoing, the Licenses, the Communications Act, zoning ordinances and all environmental laws, and all orders, decisions, judgments and decrees of all courts and arbitrators in proceedings or actions to which the Person in question is a party or by which it is bound.

“Applicable Margin” shall mean the interest rate margin applicable to Base Rate Advances and LIBOR Advances, as the case may be, in each case determined in accordance with Section 2.3(f) hereof.

“Attributable Debt” in respect of a transaction of the type described in Section 7.9 hereof shall mean, at the time of determination, the present value of the obligation of the lessee for net rental payments during the remaining term of the lease included in such sale and leaseback transaction (including any period for which such lease has been extended or may, at the option of the lessor, be extended). Such present value shall be calculated using a discount rate equal to the rate of interest implicit in such transaction, determined in accordance with GAAP.

“Authorized Signatory” shall mean such senior personnel of a Person as may be duly authorized and designated in writing by such Person to execute documents, agreements and instruments on behalf of such Person.

“Base Rate” shall mean, at any time, a fluctuating interest rate per annum equal to the higher of (a) the rate of interest quoted from time to time by the Administrative Agent as its “prime rate” or “base rate” or (b) the sum of (i) the Federal Funds Rate plus (ii) one-half of one percent (1/2%). The Base Rate is not necessarily the lowest rate of interest charged by the Administrative Agent in connection with extensions of credit.

“Base Rate Advance” shall mean an Advance which the Borrower requests to be made as a Base Rate Advance or is Converted to a Base Rate Advance, in accordance with the provisions of Section 2.2 hereof, and which shall be in a principal amount of at least $1,000,000.00 and in an integral multiple of $500,000.00.

“Base Rate Basis” shall mean a simple interest rate equal to the sum of (i) the Base Rate and (ii) the Applicable Margin applicable to Base Rate Advances for the Loans. The Base Rate Basis shall be adjusted automatically as of the opening of business on the effective date of each change in the Base Rate to account for such change, and shall also be adjusted to reflect changes of the Applicable Margin applicable to Base Rate Advances.

“Borrower” shall mean American Tower Corporation, a Delaware corporation.

“Business Day” shall mean a day on which banks and foreign exchange markets are open for the transaction of business required for this Agreement in Toronto, Canada, New York, New York and London, England, as relevant to the determination to be made or the action to be taken.

“Capitalized Lease Obligation” shall mean that portion of any obligation of a Person as lessee under a lease which at the time would be required to be capitalized on the balance sheet of such lessee in accordance with GAAP.

“Change of Control” shall mean (a) the acquisition, directly or indirectly, by any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act) of more than fifty percent (50%) of the voting power of the voting stock of either the Borrower (if the Borrower is not a Subsidiary of any Person) or of the ultimate parent entity of which the Borrower is a Subsidiary (if the Borrower is a Subsidiary of any Person), as the case may be, by way of merger or consolidation or otherwise, or (b) a “change of control” event shall occur under any of the indentures evidencing Indebtedness of the Borrower or any of its Subsidiaries in an aggregate principal amount exceeding $25,000,000 which event entitles the holders of such Indebtedness to require the repurchase or repayment thereof.

“CMBS Facility” shall mean one or more secured loans that may be included in a commercial real estate securitization transaction.

“Code” shall mean the Internal Revenue Code of 1986, as amended from time to time.

“Commitment/Loan Percentage” shall mean (i) prior to the Funding Date, the percentage in which a Lender is severally bound to fund its portion of Advances to the Borrower under the Commitments, as set forth on Schedule 1 attached hereto (together with dollar amounts) and (ii) on and after the Funding Date, the percentage of Loans to the Borrower then held by a Lender, in the case of each of clauses (i) and (ii) which may change from time to time in accordance with Section 11.4 hereof.

“Commitments” shall mean the aggregate portion of the term loan commitments to the Borrower held by the Lenders as set forth on Schedule 1 attached hereto, not to exceed $500,000,000.00 in the aggregate; and “Commitment” shall mean the individual term loan commitment to the Borrower of each such Lender.

“Communications Act” shall mean the Communications Act of 1934, and any similar or successor Federal statute, and the rules and regulations of the FCC or other similar or successor agency thereunder, all as the same may be in effect from time to time.

“Consolidated Total Assets” shall mean as of any date the total assets of the Borrower and its Subsidiaries on a consolidated basis shown on the consolidated balance sheet of the Borrower and its Subsidiaries as of such date and determined in accordance with GAAP.

“Continue”, “Continuation”, “Continuing” and “Continued” shall mean the continuation pursuant to Article 2 hereof of a LIBOR Advance as a LIBOR Advance from one Interest Period to a different Interest Period.

“Convert”, “Conversion” and “Converted” shall mean a conversion pursuant to Article 2 hereof of a LIBOR Advance into a Base Rate Advance or of a Base Rate Advance into a LIBOR Advance, as applicable.

“Debt Rating” shall mean, as of any date, the senior unsecured debt rating of the Borrower that has been most recently announced by Standard and Poor’s, Moody’s or Fitch, as the case may be.

“Default” shall mean any Event of Default, and any of the events specified in Section 8.1 hereof, regardless of whether there shall have occurred any passage of time or giving of notice, or both, that would be necessary in order to constitute such event an Event of Default.

“Default Rate” shall mean a simple per annum interest rate equal to the sum of (a) the then applicable Interest Rate Basis (including the Applicable Margin), and (b) two percent (2.0%).

“Effective Date” shall mean August 30, 2007.

“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as in effect from time to time.

“ERISA Affiliate” shall mean any Person, including a Subsidiary or an Affiliate of the Borrower, that is a member of any group of organizations of which the Borrower is a member and is treated as a single employer with the Borrower under Section 414 of the Code. Notwithstanding the foregoing, no Verestar Entity shall be deemed to be an “ERISA Affiliate” or part of the “ERISA Affiliates” respectively.

“Eurodollar Reserve Percentage” shall mean the percentage which is in effect from time to time under Regulation D of the Board of Governors of the Federal Reserve System, as such regulation may be amended from time to time, as the maximum reserve requirement applicable with respect to Eurocurrency Liabilities (as that term is defined in Regulation D), whether or not any Lender has any such Eurocurrency Liabilities subject to such reserve requirement at that time.

“Event of Default” shall mean any of the events specified in Section 8.1 hereof; provided, however, that any requirement stated therein for notice or lapse of time, or both, has been satisfied.

“Exchange Act” shall mean the Securities Exchange Act of 1934, as amended.

“Existing Loan Agreement” shall mean that certain Loan Agreement dated as of June 8, 2007 made by and among the Borrower, Toronto Dominion Texas LLC, as administrative agent thereunder, and the lenders and other parties thereto, as amended, modified, restated and supplemented from time to time.

“FCC” shall mean the Federal Communications Commission, or any other similar or successor agency of the Federal government administering the Communications Act.

“February 2004 Senior Notes” shall mean the 7.50% Senior Notes due 2012 issued by the Borrower pursuant to that certain Indenture dated as of February 4, 2004 as the same may be amended, supplemented or otherwise modified from time to time to the extent not prohibited hereunder (and any exchange notes issued in connection therewith).

“Federal Funds Rate” shall mean, as of any date, the weighted average of the rates on overnight Federal funds transactions with the members of the Federal Reserve System arranged by Federal funds brokers, as published for such day (or, if such day is not a Business Day, for the next preceding Business Day) by the Federal Reserve Bank of New York or, if such rate is not so published for any day which is a Business Day, the average of the quotations for such day on such transactions received by the Administrative Agent from three (3) Federal funds brokers of recognized standing selected by the Administrative Agent.

“Fitch” shall mean Fitch, Inc. (Fitch Ratings), and its successors.

“Funding Date” shall mean (i) September 4, 2007 or (ii) such later date on which the Loans are disbursed in accordance with this Agreement, which later date shall in no event be after September 7, 2007.

“GAAP” shall mean generally accepted accounting principles in the United States, consistently applied.

“Granting Lender” shall have the meaning ascribed thereto in Section 11.4(j) hereof.

“Guaranty”, as applied to an obligation, shall mean and include (a) a guaranty, direct or indirect, in any manner, of all or any part of such obligation, and (b) any agreement, direct or indirect, contingent or otherwise, the practical effect of which is to assure in any way the payment or performance (or payment of damages in the event of non-performance) of all or any part of such obligation, including, without limiting the foregoing, any reimbursement obligations as to amounts drawn down by beneficiaries of outstanding letters of credit or capital call requirements; provided, however, that the term “Guaranty” shall not include guarantees not involving Indebtedness.

“Hedge Agreements” shall mean, with respect to any Person, any agreements or other arrangements to which such Person is a party relating to any rate swap transaction, basis swap, forward rate transaction, interest rate cap transaction, interest rate floor transaction, interest rate collar transaction, currency swap transaction, cross-currency rate swap transaction, or any other similar transaction, including an option to enter into any of the foregoing or any combination of the foregoing.

“Indebtedness” shall mean, with respect to any Person and without duplication:

(a) indebtedness for money borrowed of such Person and indebtedness of such Person evidenced by notes payable, bonds, debentures or other similar instruments or drafts accepted representing extensions of credit;

(b) all indebtedness of such Person upon which interest charges are customarily paid (other than trade payables arising in the ordinary course of business, but only if and so long as such accounts are payable on customary trade terms);

(c) all Capitalized Lease Obligations of such Person;

(d) all reimbursement obligations of such Person with respect to outstanding letters of credit;

(e) all indebtedness of such Person issued or assumed as full or partial payment for property or services (other than trade payables arising in the ordinary course of business, but only if and so long as such accounts are payable on customary trade terms);

(f) all net obligations of such Person under Hedge Agreements valued on a marked to market basis on the date of determination;

(g) all direct or indirect obligations of any other Person secured by any Lien to which any property or asset owned by such Person is subject, but only to the extent of the higher of the fair market value or the book value of the property or asset subject to such Lien (if less than the amount of such obligation), if the obligation secured thereby shall not have been assumed; and

(h) Guaranties by such Person of any of the foregoing of any other Person;

provided, however, that the Capitalized Lease Obligations to TV Azteca described in the public filings of the Borrower with the Securities and Exchange Commission prior to the Effective Date shall not be deemed to be, and shall be excluded from, Indebtedness. For purposes of this definition, interest which is accrued but not paid on the scheduled due date for such interest shall be deemed Indebtedness.

“Indemnitee” shall have the meaning ascribed thereto in Section 5.9 hereof.

“Interest Expense” shall mean, for any period, all cash interest expense (including imputed interest with respect to Capitalized Lease Obligations and commitment fees) with respect to any Indebtedness (including, without limitation, the Obligations) of the Borrower and its Subsidiaries on a consolidated basis during such period pursuant to the terms of such Indebtedness.

“Interest Period” shall mean (a) in connection with any Base Rate Advance, the period beginning on the date such Advance is made as or Converted to a Base Rate Advance and ending on the last day of the fiscal quarter in which such Advance is made as or Converted to a Base Rate Advance; provided, however, that if a Base Rate Advance is made or Converted on the last day of any fiscal quarter, it shall have an Interest Period ending on, and its Payment Date shall be, the last day of the following fiscal quarter, and (b) in connection with any LIBOR Advance, the term of such Advance selected by the Borrower or otherwise determined in accordance with this Agreement. Notwithstanding the foregoing, however, (i) any applicable Interest Period which would otherwise end on a day which is not a Business Day shall be extended to the next Business Day unless, with respect to LIBOR Advances only, such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (ii) any applicable Interest Period, with respect to LIBOR Advances only, which begins on a day for which there is no numerically corresponding day in the calendar month during which such Interest Period is to end shall (subject to clause (i) above) end on the last day of such calendar month, and (iii) the Borrower shall not select an Interest Period which extends beyond the Maturity Date or such earlier date as would interfere with the Borrower’s repayment obligations under Section 2.4 hereof. Interest shall be due and payable with respect to any Advance as provided in Section 2.3 hereof.

“Interest Rate Basis” shall mean the Base Rate Basis or the LIBOR Basis, as appropriate.

“Investment” shall mean any investment or loan by the Borrower or any of its Subsidiaries in or to any Person which Person, after giving effect to such investment or loan, is not consolidated with the Borrower and its Subsidiaries in accordance with GAAP.

“known to the Borrower”, “to the knowledge of the Borrower” or any similar phrase, shall mean known by or reasonably should have been known by the executive officers of the Borrower (which shall include, without limitation, the chief executive officer, the chief operating officer, if any, the chief financial officer and the general counsel of the Borrower).

“Lenders” shall mean the Persons whose names appear as “Lenders” on the signature pages hereof and any other Person which becomes a “Lender” hereunder after the Effective Date by executing an Assignment and Assumption Agreement substantially in the form of Exhibit E attached hereto in accordance with the provisions hereof; and “Lender” shall mean any one of the foregoing Lenders.

“LIBOR” shall mean, for any Interest Period, the rate appearing on the Telerate Service Page 3750 (or on any such other page as may replace the designated page on the Telerate Service or such other service as may be nominated by the British Bankers’ Association) as of 11:00 a.m. (London, England time) two (2) Business Days before the first day of such Interest Period as the rate for U.S. dollar deposits, in an amount approximately equal to the principal amount of, and for a length of time approximately equal to the Interest Period for, the LIBOR Advance sought by the Borrower.

“LIBOR Advance” shall mean an Advance which the Borrower requests to be made as, Converted to or Continued as a LIBOR Advance in accordance with the provisions of Section 2.2 hereof, and which shall be in a principal amount of at least $5,000,000.00 and in an integral multiple of $1,000,000.00.

“LIBOR Basis” shall mean a simple per annum interest rate (rounded upward, if necessary, to the nearest one-hundredth (1/100th) of one percent (1%)) equal to the sum of (a) the quotient of (i) LIBOR divided by (ii) one (1) minus the Eurodollar Reserve Percentage, if any, stated as a decimal, plus (b) the Applicable Margin. The LIBOR Basis shall apply to Interest Periods of one (1), two (2), three (3), or six (6) months, and, once determined, shall remain unchanged during the applicable Interest Period, except for changes to reflect adjustments in the Eurodollar Reserve Percentage and the Applicable Margin as adjusted pursuant to Section 2.3(f) hereof. The LIBOR Basis for any LIBOR Advance shall be adjusted as of the effective date of any change in the Eurodollar Reserve Percentage.

“Licenses” shall mean, collectively, any telephone, microwave, radio transmissions, personal communications or other license, authorization, certificate of compliance, franchise, approval or permit, whether for the construction, the ownership or the operation of any communications tower facilities, granted or issued by the FCC and held by the Borrower or any of its Subsidiaries.

“Lien” shall mean, with respect to any property, any mortgage, lien, pledge, charge, security interest, title retention agreement or other encumbrance of any kind in respect of such property.

“Loan Documents” shall mean, collectively, this Agreement, the Notes, all fee letters, the Request for Advance, all Notices of Continuation or Conversion and all other certificates, documents, instruments and agreements executed or delivered by the Borrower in connection with or contemplated by this Agreement or any other Loan Document.

“Loans” shall mean, collectively, the amounts advanced by the Lenders under the Commitments.

“Majority Lenders” shall mean (i) prior to the Funding Date, Lenders the total of whose Commitments exceeds fifty percent (50%) of the aggregate Commitments held by all Lenders entitled to vote hereunder and (ii) on and after the Funding Date, Lenders the total of whose Loans then outstanding exceeds fifty percent (50%) of the aggregate Loans then outstanding held by all Lenders entitled to vote hereunder.

“Material Subsidiary” shall mean any Subsidiary of the Borrower whose Adjusted EBITDA, as of the last day of any fiscal year, is greater than five percent (5%) of the Adjusted EBITDA of the Borrower and its Subsidiaries on a consolidated basis as of such date.

“Material Subsidiary Group” shall mean one or more Subsidiaries of the Borrower when taken as a whole whose Adjusted EBITDA, as of the last day of any fiscal year, is greater than five percent (5%) of the Adjusted EBITDA of the Borrower and its Subsidiaries on a consolidated basis as of such date.

“Materially Adverse Effect” shall mean (a) any material adverse effect upon the business, assets, liabilities, financial condition or results of operations of the Borrower and its Subsidiaries, taken as a whole, or (b) a material adverse effect upon any material rights or benefits of the Lenders or the Administrative Agent under the Loan Documents.

“Maturity Date” shall mean August 30, 2012, or such earlier date as payment of the Loans shall be due (whether by acceleration or otherwise).

“Moody’s” shall mean Moody’s Investor’s Service, Inc., and its successors.

“Necessary Authorizations” shall mean all approvals and licenses from, and all filings and registrations with, any governmental or other regulatory authority, including, without limiting the foregoing, the Licenses and all approvals, licenses, filings and registrations under the Communications Act, necessary in order to enable the Borrower and its Subsidiaries to own, construct, maintain, and operate communications tower facilities and to invest in other Persons who own, construct, maintain, manage and operate communications tower facilities.

“Net Income” shall mean, for any period of determination, net income of the Borrower and its Subsidiaries, on a consolidated basis, determined in accordance with GAAP.

“Net Proceeds” shall mean, with respect to any sale, lease, transfer or other disposition of assets by, or any insurance or condemnation proceedings with respect to the assets of, the Borrower or any of its Subsidiaries, the aggregate amount of cash received (including, without limitation, any payments received for non-competition covenants, consulting or management fees in connection with such sale, and any portion of the amount received evidenced by a promissory note or other evidence of Indebtedness issued by the purchaser), net of (i) amounts reserved, if any, for taxes payable with respect to any such transaction or proceeding (after application (assuming application, to the extent permitted by Applicable Law, first to such reserves) of any available losses, credits or other offsets), (ii) reasonable and customary transaction costs properly attributable to such transaction or proceeding and payable by the Borrower or any of its Subsidiaries (other than to an Affiliate) in connection with such transaction or proceeding, including, without limitation, commissions, and (iii) until actually received by the Borrower or any of its Subsidiaries, any portion of the amount (x) received and held in escrow or (y) evidenced by a promissory note or other evidence of Indebtedness issued by a purchaser or non-compete, consulting or management agreement or covenant or (z) otherwise for which compensation is paid over time. Upon receipt by the Borrower or any of its Subsidiaries of (A) amounts referred to in item (iii) of the preceding sentence, or (B) if there shall occur any reduction in the tax reserves referred to in item (i) of the preceding sentence resulting in a payment to the Borrower or any of its Subsidiaries, such amounts shall then be deemed to be “Net Proceeds.”

“Net Proceeds (Debt/Equity)” shall mean, with respect to the public or private issuance, offering or placement of debt obligations or common or preferred stock, including securities or obligations convertible into common or preferred stock, of the Borrower or any of its Subsidiaries (but excluding intercompany debt among the Borrower, its Subsidiaries and Unrestricted Subsidiaries, or any of them, debt of the Borrower under the Existing Loan Agreement (including with respect to any future borrowings thereunder), common or preferred stock issued by any Subsidiary of the Borrower to the Borrower or any other Subsidiary or Unrestricted Subsidiary of the Borrower and common stock issued upon the exercise of stock options), the difference between (a) the aggregate amount of cash received in connection therewith, and (b) the aggregate amount of any reasonable and customary fees, expenses and transaction costs incurred in connection therewith.

“Non-Consenting Lender” shall have the meaning ascribed thereto in Section 11.11(b) hereof.

“Non-Excluded Taxes” shall have the meaning ascribed thereto in Section 10.3(b) hereof.

“Non-U.S. Person” shall mean a Person who is not a U.S. Person.

“Notes” shall mean, collectively, those certain term promissory notes in an aggregate original principal amount of up to $500,000,000, issued by the Borrower to the Lenders, each one substantially in the form of Exhibit B attached hereto, and any extensions, renewals or amendments to, or replacements of, the foregoing.

“Notice of Continuation or Conversion” shall mean a certificate designated as a “Notice of Continuation or Conversion,” signed by an Authorized Signatory of the Borrower requesting a Continuation or Conversion hereunder, which shall be in substantially the form of Exhibit F attached hereto.

“Obligations” shall mean all payment and performance obligations of every kind, nature and description of the Borrower to the Lenders or the Administrative Agent, or any of them, under this Agreement and the other Loan Documents (including, without limitation, any interest, fees and other charges on the Loans or otherwise under the Loan Documents that would accrue but for the filing of a bankruptcy action with respect to the Borrower, whether or not such claim is allowed in such bankruptcy action), as they may be amended from time to time, whether such obligations are direct or indirect, absolute or contingent, due or not due, contractual or based in tort, liquidated or unliquidated, arising by operation of law or otherwise, now existing or hereafter arising.

“October 2004 Senior Notes” shall mean the 7.125% Senior Notes due 2012 issued by the Borrower pursuant to that certain Indenture dated as of October 5, 2004 as the same may be amended, supplemented or otherwise modified from time to time to the extent not prohibited hereunder (and any exchange notes issued in connection therewith).

“Ownership Interests” shall mean, as applied to any Person, corporate stock and any and all securities, shares, partnership interests (whether general, limited, special or other), limited liability company interests, membership interests, equity interests, participations, rights or other equivalents (however designated and of any character) of corporate stock of such Person or any of the foregoing issued by such Person (whether a corporation, a partnership, a limited liability company or another type of entity) and includes, without limitation, securities convertible into Ownership Interests and rights, warrants or options to acquire Ownership Interests.

“Payment Date” shall mean the last day of any Interest Period.

“PBGC” shall mean the Pension Benefit Guaranty Corporation, or any successor thereto.

“Permitted Liens” shall mean, collectively, as applied to any Person:

(a) (i) Liens on real estate or other property for taxes, assessments, governmental charges or levies not yet delinquent and (ii) Liens for taxes, assessments, judgments, governmental charges or levies or claims the non-payment of which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves have been set aside on such Person’s books in accordance with GAAP;

(b) Liens of carriers, warehousemen, mechanics, vendors (solely to the extent arising by operation of law), laborers and materialmen incurred in the ordinary course of business for sums not yet due or being diligently contested in good faith, if reserves in accordance with GAAP or appropriate provisions shall have been made therefor;

(c) Liens incurred in the ordinary course of business in connection with worker’s compensation and unemployment insurance, social security obligations, assessments or government charges which are not overdue for more than sixty (60) days;

(d) restrictions on the transfer of the Licenses or assets of the Borrower or any of its Subsidiaries imposed by any of the Licenses by the Communications Act and any regulations thereunder;

(e) easements, rights-of-way, zoning restrictions, licenses, reservations or restrictions on use and other similar encumbrances on the use of real property which do not materially interfere with the ordinary conduct of the business of such Person or the use of such property in the operation of the business by such Person;

(f) Liens arising by operation of law in favor of purchasers in connection with any asset sale permitted hereunder; provided, however, that such Lien only encumbers the property being sold;

(g) Liens in respect of Capitalized Lease Obligations, so long as such Liens only attach to the assets leased thereunder, and Liens reflected by Uniform Commercial Code financing statements filed in respect of true leases or subleases of the Borrower or any of its Subsidiaries;

(h) Liens to secure performance of statutory obligations, surety or appeal bonds, performance bonds, bids or tenders;

(i) judgment Liens which do not result in an Event of Default under Section 8.1(h) hereof;

(j) Liens in connection with escrow or security deposits made in connection with Acquisitions permitted hereunder;

(k) Liens created on any Ownership Interests of Subsidiaries of the Borrower that are not Material Subsidiaries held by the Borrower or any of its Subsidiaries other than in connection with Indebtedness of the Borrower or any of its Subsidiaries;

(l) Liens in favor of the Borrower or any of its Subsidiaries;

(m) banker’s Liens, rights of set-off or similar rights and remedies as to deposit accounts or other funds maintained with a depositary institution; provided that such deposit account is not (i) a dedicated cash collateral account and is not subject to restrictions against access in excess of those set forth by regulations promulgated by the Federal Reserve Board or other applicable law; and (ii) intended to provide collateral to the depositary institution;

(n) licenses, sublicenses, leases or subleases granted by the Borrower or any of its Subsidiaries to any other Person in the ordinary course of business;

(o) Liens in the nature of trustees’ Liens granted pursuant to any indenture governing any Indebtedness permitted hereunder, in each case in favor of the trustee under such indenture and securing only obligations to pay compensation to such trustee, to reimburse its expenses and to indemnify it under the terms thereof; and

(p) Liens on property of the Borrower or any of its Subsidiaries at the time the Borrower or such Subsidiary acquired the property, including acquisition by means of a merger or consolidation with or into the Borrower or such Subsidiary, or an acquisition of assets; provided that such Liens (i) are not created, incurred or assumed in connection with or in contemplation of such acquisition and (ii) may not extend to any other property owned by the Borrower or such Subsidiary.

“Person” shall mean an individual, corporation, limited liability company, association, partnership, joint venture, trust or estate, an unincorporated organization, a government or any agency or political subdivision thereof, or any other entity.

“Plan” shall mean an employee benefit plan within the meaning of Section 3(3) of ERISA or any other employee benefit plan maintained for employees of the Borrower or any of its Subsidiaries or ERISA Affiliates.

“Proposed Change” shall have the meaning ascribed thereto in Section 11.11(b) hereof.

“Register” shall have the meaning ascribed thereto in Section 11.4(g) hereof.

“Replacement Lender” shall have the meaning ascribed thereto in Section 10.5 hereof.

“Request for Advance” shall mean a certificate designated as a “Request for Advance,” signed by an Authorized Signatory of the Borrower requesting an Advance or Advances hereunder, which shall be in substantially the form of Exhibit A attached hereto, and shall, among other things, (i) specify the amount of the Advance or Advances, the type of Advance or Advances (LIBOR or Base Rate), and, with respect to LIBOR Advances, the Interest Period or Periods with respect thereto, (ii) state that there shall not exist, on the Funding Date and after giving effect to the Advance or Advances, a Default, (iii) specify the Applicable Margin then in effect and (iv) request that the full amount of the Commitments be drawn.

“Restricted Payment” shall mean any direct or indirect distribution, dividend or other payment to any Person (other than to the Borrower or any of its Subsidiaries) on account of any Ownership Interests of the Borrower or any of its Subsidiaries (other than dividends payable solely in Ownership Interests of such Person or in warrants or other rights or options to acquire such Ownership Interests).

“Senior Secured Debt” shall mean, for the Borrower and its Subsidiaries on a consolidated basis as of any date, the aggregate amount of secured Indebtedness of such Persons as of such date (including, without limitation, Indebtedness under the SpectraSite CMBS Facility and Indebtedness under any additional CMBS Facilities entered into in accordance with Section 7.1(h) hereof).

“SPC” shall have the meaning ascribed thereto in Section 11.4(j) hereof.

“SpectraSite CMBS Facility” shall mean that certain mortgage loan more fully described in the Offering Memorandum dated April 27, 2007 regarding the $1,750,000,000 American Tower Trust I Commercial Mortgage Pass-Through Certificates, Series 2007-1.

“Standard and Poor’s” shall mean Standard and Poor’s Ratings Services, a division of The McGraw-Hill Companies, Inc., and its successors.

“Subsidiary” shall mean, as applied to any Person, (a) any corporation of which no less than fifty percent (50%) of the outstanding stock (other than directors’ qualifying shares) having ordinary voting power to elect a majority of its board of directors, regardless of the existence at the time of a right of the holders of any class or classes of securities of such corporation to exercise such voting power by reason of the happening of any contingency, or any partnership or limited liability company of which no less than fifty percent (50%) of the outstanding partnership or limited liability company interests, is at the time owned directly or indirectly by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person; provided, however, that if such Person and/or such Person’s Subsidiaries directly or indirectly own no more than fifty percent (50%) of such Subsidiary’s Ownership Interests, then such Subsidiary’s operating or governing documents must require (i) such Subsidiary’s net cash after the establishment of reserves be distributed to its equity holders no less frequently than quarterly and (ii) the consent of such Person and/or such Person’s Subsidiaries to amend or otherwise modify the provisions of such operating or governing documents requiring such distributions, or (b) any other entity which is directly or indirectly controlled or capable of being controlled by such Person, or by one or more Subsidiaries of such Person, or by such Person and one or more Subsidiaries of such Person. Notwithstanding the foregoing, no Unrestricted Subsidiary shall be deemed to be a Subsidiary of the Borrower or any of its Subsidiaries for the purposes of this Agreement or any other Loan Document.

“Syndication Agent” shall mean JPMorgan Chase Bank, N.A.

“Taxes” shall have the meaning assigned thereto in Section 10.3(b).

“Total Debt” shall mean, for the Borrower and its Subsidiaries on a consolidated basis as of any date, the sum (without duplication) of (i) the outstanding principal amount of the Loans as of such date, (ii) the aggregate amount of Indebtedness of such Persons as of such date, (iii) the aggregate amount of all Guaranties by such Persons of Indebtedness as of such date, and (iv) to the extent payable by the Borrower, an amount equal to the aggregate exposure of the Borrower under any Hedge Agreements permitted pursuant to Section 7.1 hereof, as calculated on a marked to market basis as of the last day of the fiscal quarter being tested or the last day of the most recently completed fiscal quarter, as applicable.

“TV Azteca” shall mean TV Azteca, S.A. de C.V., a sociedad anónima de capital variable organized under the laws of the United Mexican States.

“U.S. Person” shall mean a citizen or resident of the United States of America, a corporation, partnership or other entity created or organized in or under any laws of the United States of America, or any estate or trust that is subject to Federal income taxation regardless of the source of its income.

“Unrestricted Subsidiary” shall mean (a) any Verestar Entity and (b) any other Subsidiary of the Borrower that is hereafter designated by the Borrower as an Unrestricted Subsidiary by notice to the Administrative Agent and the Lenders; provided that (i) no Material Subsidiary shall be designated as an Unrestricted Subsidiary without the prior written consent of the Majority Lenders, and (ii) no Subsidiary of the Borrower may be designated as an Unrestricted Subsidiary after the occurrence and during the continuance of a Default or an Event of Default; provided further that the designation by the Borrower of a Subsidiary as an Unrestricted Subsidiary may be revoked by the Borrower at any time by notice to the Administrative Agent and the Lenders so long as no Default or Event of Default would be caused thereby, from and after which time such Subsidiary will no longer be an Unrestricted Subsidiary.

“Verestar Entity” shall mean any of Verestar, Inc., a Delaware corporation, or any Subsidiary of Verestar, Inc.

Section 1.2 Interpretation. Except where otherwise specifically restricted, reference to a party to this Agreement or any other Loan Document includes that party and its successors and assigns. All capitalized terms used herein which are defined in Article 9 of the Uniform Commercial Code in effect in the State of New York on the date hereof and which are not otherwise defined herein shall have the same meanings herein as set forth therein. Whenever any agreement, promissory note or other instrument or document is defined in this Agreement, such definition shall be deemed to mean and include, from and after the date of any amendment, restatement, supplement, confirmation or modification thereof, such agreement, promissory note or other instrument or document as so amended, restated, supplemented, confirmed or modified. All terms defined in this Agreement in the singular shall have comparable meanings when used in the plural and vice versa. The words “hereof,” “herein” and “hereunder” and words of similar import when used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.

Section 1.3 Cross References. Unless otherwise specified, references in this Agreement and in each other Loan Document to any Article or Section are references to such Article or Section of this Agreement or such other Loan Document, as the case may be, and, unless otherwise specified, references in any Article, Section or definition to any clause are references to such clause in such Article, Section or definition.

Section 1.4 Accounting Provisions. Subject to Section 11.5, all accounting terms used in this Agreement which are not expressly defined herein shall have the respective meanings given to them in accordance with GAAP, all computations shall be made in accordance with GAAP, and all balance sheets and other financial statements shall be prepared in accordance with GAAP. All financial or accounting calculations or determinations required pursuant to this Agreement (including as they relate to Adjusted EBITDA, Senior Secured Debt, Total Debt, Interest Expense and Consolidated Total Assets), unless otherwise expressly provided, shall be made on a consolidated basis for the Borrower and its Subsidiaries.

ARTICLE 2 – LOANS

Section 2.1 The Loans. The Lenders agree severally, and not jointly, upon the terms and subject to the conditions of this Agreement, to lend to the Borrower on the Funding Date an amount which does not exceed, (i) in the aggregate, the Commitments and (ii) individually, such Lender’s Commitment. Once repaid, the Loans may not be reborrowed. If the Commitments are not fully drawn on or prior to the Funding Date, the undrawn portion of the Commitments shall terminate on the earlier of (x) the day immediately following the Funding Date and (y) 5:00 p.m. (New York, New York time) on September 7, 2007.

Section 2.2 Manner of Borrowing and Disbursement.

(a) Advances on the Funding Date. All or any portion of an Advance hereunder on the Funding Date shall, at the option of the Borrower, be made as a Base Rate Advance or a LIBOR Advance. Upon request, the Administrative Agent, whose determination in absence of manifest error shall be conclusive, shall determine the available LIBOR Bases and shall notify the Borrower of such LIBOR Bases to apply for the applicable LIBOR Advance. A Request for Advance shall be given to the Administrative Agent prior to 11:00 a.m. (New York, New York time) at least (i) one (1) Business Day prior to the Funding Date with respect to any request for a Base Rate Advance and (ii) three (3) Business Days prior to the Funding Date with respect to any request for a LIBOR Advance.

(b) Conversions of Base Rate Advances. The Borrower may, without regard to the applicable Payment Date and upon at least three (3) Business Days’ irrevocable prior telephonic notice followed by written notice in the form of a Notice of Conversion or Continuation, Convert all or a portion of the principal of a Base Rate Advance to a LIBOR Advance. On the date indicated by the Borrower, such Base Rate Advance shall be so Converted. The failure to give timely notice hereunder with respect to the Payment Date of any Base Rate Advance shall be considered a request for a Base Rate Advance.

(c) Conversions and Continuations of LIBOR Advances. At least three (3) Business Days prior to the Payment Date for each LIBOR Advance or as provided in Section 10.3(c) hereof, the Borrower shall give the Administrative Agent telephonic notice followed by written notice in the form of a Notice of Continuation or Conversion specifying whether all or a portion of such LIBOR Advance (A) is to be Continued in whole or in part as one or more LIBOR Advances, (B) is to be Converted in whole or in part to a Base Rate Advance, or (C) is to be repaid. The failure to give such notice shall preclude the Borrower from Continuing such Advance as a LIBOR Advance on its Payment Date and shall be considered a request to Convert such Advance to a Base Rate Advance. Upon such Payment Date such LIBOR Advance will, subject to the provisions hereof, be so Continued, Converted or repaid, as applicable. Upon request, the Administrative Agent, whose determination in absence of manifest error shall be conclusive, shall determine the available LIBOR Bases and shall notify the Borrower of such LIBOR Bases to apply for the applicable LIBOR Advance.

(d) Notification of Lenders. Upon receipt of irrevocable prior telephonic notice in accordance with Section 2.2(b) or (c) hereof or a Notice of Conversion or

Continuation from the Borrower with respect to any outstanding Advance prior to the Payment Date for such Advance, the Administrative Agent shall promptly but no later than the close of business on the day of such notice notify each Lender by telephone, followed promptly by written notice or telecopy, of the contents thereof.

(e) Disbursement. Prior to 2:00 p.m. (New York, New York time) on the Funding Date, the Administrative Agent shall, subject to the satisfaction of the conditions set forth in Article 3 hereof, disburse the amounts made available to the Administrative Agent by the Lenders in like funds by (A) transferring the amounts so made available by wire transfer pursuant to the Borrower’s instructions, or (B) in the absence of such instructions, crediting the amounts so made available to the account of the Borrower maintained with the Administrative Agent.

Section 2.3 Interest.

(a) On Base Rate Advances. Interest on each Base Rate Advance shall be computed on the basis of a year of 365/366 days for the actual number of days elapsed and shall be payable at the Base Rate Basis for such Advance, in arrears on the applicable Payment Date. Interest on Base Rate Advances then outstanding shall also be due and payable on the Maturity Date.

(b) On LIBOR Advances. Interest on each LIBOR Advance shall be computed on the basis of a 360-day year for the actual number of days elapsed and shall be payable at the LIBOR Basis for such Advance, in arrears on the applicable Payment Date, and, in addition, if the Interest Period for a LIBOR Advance exceeds three (3) months, interest on such LIBOR Advance shall also be due and payable in arrears on every three (3) month anniversary of the beginning of such Interest Period. Interest on LIBOR Advances then outstanding shall also be due and payable on the Maturity Date.

(c) Interest if No Notice of Selection of Interest Rate Basis. If the Borrower fails to give the Administrative Agent timely notice of its selection of a LIBOR Basis, or if for any reason a determination of a LIBOR Basis for any Advance is not timely concluded, the Base Rate Basis shall apply to such Advance.

(d) Interest Upon Event of Default. Immediately upon the occurrence of an Event of Default hereunder, the outstanding principal balance of the Loans shall bear interest at the Default Rate. Such interest shall be payable on demand by the Majority Lenders and shall accrue until the earlier of (i) waiver or cure of the applicable Event of Default, (ii) agreement by the Majority Lenders (or, if applicable to the underlying Event of Default, the Lenders) to rescind the charging of interest at the Default Rate or (iii) payment in full of the Obligations.

(e) LIBOR Contracts. At no time may the number of outstanding LIBOR Advances hereunder exceed seven (7).

(f) Applicable Margin.

(i) With respect to any Loans, the Applicable Margin shall be a percentage per annum determined by reference to the Applicable Debt Rating (as such Applicable Debt Rating is determined pursuant to Section 2.3(f)(ii)) in effect on such date as set forth below:

	Applicable Debt Rating	LIBOR Advance Applicable Margin	Base Rate Advance Applicable Margin
A.	> BBB or Baa2	0.400%	0.000%
B.	BBB or Baa2	0.500%	0.000%
C.	BBB- or Baa3	0.625%	0.000%
D.	BB+ or Ba1	0.750%	0.000%
E.	BB or Ba2	1.000%	0.000%
F.	< BB or Ba2	1.250%	0.250%

(ii) Changes in Applicable Margin; Determination of Debt Rating. Changes to the Applicable Margin shall be effective as of the second (2nd) Business Day after the day on which the Applicable Debt Rating changes. Any change to any Debt Rating established by Standard and Poor’s, Moody’s or Fitch shall be effective as of the date on which such change is first announced publicly by the applicable rating agency making such change and on and after that day the changed Debt Rating shall be the Debt Rating of such rating agency for purposes of this Agreement. If none of Standard and Poor’s, Moody’s or Fitch shall have in effect a Debt Rating, the Applicable Margin shall be set in accordance with part F of the table set forth in Section 2.3(f)(i). If Standard and Poor’s, Moody’s or Fitch shall change the basis on which ratings are established, each reference to the Debt Rating announced by Standard and Poor’s, Moody’s or Fitch, as the case may be, shall refer to the then equivalent rating by Standard and Poor’s, Moody’s or Fitch, as the case may be.

Section 2.4 Prepayments and Repayments.

(a) Prepayment. The principal amount of any Base Rate Advance may be prepaid in full or ratably in part at any time, without premium or penalty and without regard to the Payment Date for such Advance. The principal amount of any LIBOR Advance may be prepaid in full or ratably in part, upon three (3) Business Days’ prior written notice, or telephonic notice followed immediately by written notice, to the Administrative Agent, without premium or penalty; provided, however, that, to the extent prepaid prior to the applicable Payment Date for such LIBOR Advance, the Borrower shall reimburse the Lenders, on the earlier of demand by the Lender or the Maturity Date, for any loss or out-of-pocket expense incurred by any such Lender in connection with such prepayment, as set forth in Section 2.7 hereof; and provided further, however, that the Borrower’s failure to confirm any telephonic notice with a written notice shall not invalidate any notice so given if acted upon by the Administrative Agent. Any prepayment hereunder shall be in amounts of not less than $2,000,000.00 and in an integral multiple of $1,000,000.00. Amounts prepaid shall be paid together with accrued interest on the amount so prepaid.

(b) Repayments. The Borrower shall repay the Loans as follows:

(i) Net Proceeds (Debt/Equity). If, at any time, the Borrower receives any Net Proceeds (Debt/Equity), the Borrower shall, no later than the third Business Day following the date of such receipt, make a repayment of the principal amount of the Loans in an amount equal to such Net Proceeds (Debt/Equity), together with any accrued interest with respect thereto.

(ii) Maturity Date. In addition to the foregoing, a final payment of all Loans, together with any accrued interest and fees with respect thereto, shall be due and payable on the Maturity Date.

Section 2.5 Notes; Loan Accounts.

(a) The Loans shall be repayable in accordance with the terms and provisions set forth herein. If requested by a Lender, one (1) Note duly executed and delivered by one or more Authorized Signatories of the Borrower, shall be issued no earlier than the Funding Date by the Borrower and payable to such Lender in accordance with such Lender’s Commitment/Loan Percentage for the Loans.

(b) Each Lender may open and maintain on its books in the name of the Borrower a loan account with respect to its portion of the Loans and interest thereon. Each Lender which opens such a loan account shall debit such loan account for the principal amount of its portion of the Advances made by it and accrued interest thereon, and shall credit such loan account for each payment on account of principal of or interest on its Loans. The records of a Lender with respect to the loan account maintained by it shall be prima facie evidence of its portion of the Loans and accrued interest thereon absent manifest error, but the failure of any Lender to make any such notations or any error or mistake in such notations shall not affect the Borrower’s repayment obligations with respect to such Loans.

Section 2.6 Manner of Payment.

(a) Each payment (including, without limitation, any prepayment) by the Borrower on account of the principal of or interest on the Loans, commitment fees and any other amount owed to the Lenders or the Administrative Agent or any of them under this Agreement or the Notes shall be made not later than 1:00 p.m. (New York, New York time) on the date specified for payment under this Agreement to the Administrative Agent at the Administrative Agent’s Office, for the account of the Lenders or the Administrative Agent, as the case may be, in lawful money of the United States of America in immediately available funds. Any payment received by the Administrative Agent after 1:00 p.m. (New York, New York time) shall be deemed received on the next Business Day. Receipt by the Administrative Agent of any payment intended for any Lender or Lenders hereunder prior to 1:00 p.m. (New York, New York time) on any Business Day shall be deemed to constitute receipt by such

Lender or Lenders on such Business Day. In the case of a payment for the account of a Lender, the Administrative Agent will promptly, but no later than the close of business on the date such payment is deemed received, thereafter distribute the amount so received in like funds to such Lender. If the Administrative Agent shall not have received any payment from the Borrower as and when due, the Administrative Agent will promptly notify the Lenders accordingly. In the event that the Administrative Agent shall fail to make distribution to any Lender as required under this Section 2.6, the Administrative Agent agrees to pay such Lender interest from the date such payment was due until paid at the Federal Funds Rate.

(b) The Borrower agrees to pay principal, interest, fees and all other amounts due hereunder or under the Notes without set-off or counterclaim or any deduction whatsoever.

(c) Prior to the acceleration of the Loans under Section 8.2 hereof, if some but less than all amounts due from the Borrower are received by the Administrative Agent with respect to the Obligations, the Administrative Agent shall distribute such amounts in the following order of priority, all on a pro rata basis to the Lenders: (i) to the payment on a pro rata basis of any fees or expenses then due and payable to the Administrative Agent or expenses then due and payable to the Lenders; (ii) to the payment of interest then due and payable on the Loans on a pro rata basis and of fees then due and payable to the Lenders on a pro rata basis; (iii) to the payment of all other amounts not otherwise referred to in this Section 2.6(c) then due and payable to the Administrative Agent and the Lenders, or any of them, hereunder or under the Notes or any other Loan Document; and (iv) to the payment of principal then due and payable on the Loans on a pro rata basis.

(d) Subject to any contrary provisions in the definition of Interest Period, if any payment under this Agreement or any of the other Loan Documents is specified to be made on a day which is not a Business Day, it shall be made on the next Business Day, and such extension of time shall in such case be included in computing interest and fees, if any, in connection with such payment.

Section 2.7 Reimbursement.

(a) Whenever any Lender shall sustain or incur any losses or reasonable out-of-pocket expenses in connection with (i) the failure by the Borrower to borrow, Continue or Convert any LIBOR Advance after having given notice of its intention to borrow, Continue or Convert such Advance in accordance with Section 2.2 hereof (whether by reason of the Borrower’s election not to proceed or the non-fulfillment of any of the conditions set forth in Article 3 hereof), or (ii) the prepayment, or repayment pursuant to Section 2.4(b)(i), other than on the applicable Payment Date (or failure to prepay after giving notice thereof) of any LIBOR Advance in whole or in part for any reason, the Borrower agrees to pay to such Lender, upon such Lender’s demand, an amount sufficient to compensate such Lender for all such losses and out-of-pocket expenses. Such Lender’s good faith determination of the amount of such losses or out-of-pocket expenses, as set forth in writing and accompanied by calculations in reasonable detail demonstrating the basis for its demand, shall be presumptively correct absent manifest error.

(b) Losses subject to reimbursement hereunder shall include, without limiting the generality of the foregoing, lost margins, reasonable out-of-pocket expenses incurred by any Lender or any participant of such Lender permitted hereunder in connection with the re-employment of funds prepaid, paid, repaid, not borrowed, or not paid, as the case may be, and will be payable whether the Maturity Date is changed by virtue of an amendment hereto (unless such amendment expressly waives such payment) or as a result of acceleration of the Loans.

Section 2.8 Pro Rata Treatment.

(a) Advances. The Advance or Advances under the Commitments on the Funding Date from the Lenders hereunder shall be made pro rata on the basis of the Commitment/Loan Percentages of the Lenders.

(b) Payments. Except as provided in Section 2.2(e) hereof and Article 10 hereof, each payment and prepayment of principal of, and interest on, the Loans shall be made to the Lenders pro rata on the basis of their respective unpaid principal amounts outstanding under the Loans immediately prior to such payment or prepayment. If any Lender shall obtain any payment (whether involuntary, through the exercise of any right of set-off, or otherwise) on account of the Loans in excess of its ratable share of the Loans under its Commitment/Loan Percentage, such Lender shall forthwith purchase from the other Lenders such participations in the portion of the Loans made by them as shall be necessary to cause such purchasing Lender to share the excess payment ratably with each of them; provided, however, that if all or any portion of such excess payment is thereafter recovered from such purchasing Lender, such purchase from each Lender shall be rescinded and each such other Lender shall repay to the purchasing Lender the purchase price to the extent of such recovery. The Borrower agrees that any Lender so purchasing a participation from another Lender pursuant to this Section 2.8(b) may, to the fullest extent permitted by law, exercise all its rights of payment (including, without limitation, the right of set-off) with respect to such participation as fully as if such purchasing Lender were the direct creditor of the Borrower in the amount of such participation.

Section 2.9 Capital Adequacy. If after the date hereof, the adoption of any Applicable Law regarding the capital adequacy of banks or bank holding companies, or any change in Applicable Law (whether adopted before or after the Effective Date) or any change in the interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by such Lender (or the bank holding company of such Lender) with any directive regarding capital adequacy (whether or not having the force of law) of any such governmental authority, central bank or comparable agency, has or would have the effect of reducing the rate of return on any Lender’s capital as a consequence of its obligations hereunder with respect to the Loans and the Commitments to a level below that which it could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s policies with respect to capital adequacy immediately before such adoption, change or compliance and assuming that such Lender’s (or the bank holding company of such Lender) capital was fully utilized prior to such adoption, change or compliance) by an amount reasonably deemed by such Lender to be material, then, upon demand by such Lender, the Borrower shall promptly pay to such Lender such additional amounts as shall be sufficient to compensate such Lender (on an after-tax basis) for such reduced return which is reasonably allocable to this Agreement, together with interest on such amount from the fourth (4th) Business Day after the date of demand or the Maturity Date, as applicable, until payment in full thereof at the Default Rate. A certificate of such Lender setting forth the amount to be paid to such Lender by the Borrower as a result of any event referred to in this paragraph and supporting calculations in reasonable detail shall be presumptively correct absent manifest error. Notwithstanding any other provision of this Section 2.9, no Lender shall demand compensation for any increased cost or reduction referred to above if it shall not at the time be the general policy or practice of such Lender to demand such compensation in similar circumstances under comparable provisions of other credit agreements.

Section 2.10 Lender Tax Forms.

(a) On or prior to the Effective Date and on or prior to the first Business Day of each calendar year thereafter, to the extent it may lawfully do so at such time, each Lender which is a Non-U.S. Person shall provide each of the Administrative Agent and the Borrower (a) if such Lender is a “bank” under Section 881(c)(3)(A) of the Code, with a properly executed original of Internal Revenue Service Form W-8BEN or W-8ECI (or any successor form) prescribed by the Internal Revenue Service or other documents satisfactory to the Borrower and the Administrative Agent, as the case may be, certifying (i) as to such Lender’s status as exempt from United States withholding taxes with respect to all payments to be made to such Lender hereunder and under the Notes or (ii) that all payments to be made to such Lender hereunder and under the Notes are subject to such taxes at a rate reduced to zero by an applicable tax treaty, or (b) if such Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code and intends to claim exemption from U.S. Federal withholding tax under Section 871(h) or 881(c) of the Code with respect to payments of “portfolio interest”, a Form W-8BEN, or any subsequent versions thereof or successors thereto (and, if such Lender delivers a Form W-8BEN, a certificate representing that such Lender is not a bank for purposes of Section 881(c) of the Code, is not a ten-percent (10%) shareholder (within the meaning of Section 871(h)(3)(B) of the Code and is not a controlled foreign corporation related to the Borrower (within the meaning of Section 864(d)(4) of the Code)), properly completed and duly executed by such Lender, indicating that such Lender is entitled to receive payments under this Agreement without deduction or withholding of any United States Federal income taxes as permitted by the Code. Each such Lender agrees to provide the Administrative Agent and the Borrower with new forms prescribed by the Internal Revenue Service upon the expiration or obsolescence of any previously delivered form, or after the occurrence of any event requiring a change in the most recent forms delivered by it to the Administrative Agent and the Borrower, in any case, to the extent it may lawfully do so at such time.

(b) On or prior to the Effective Date, and to the extent permitted by applicable U.S. Federal law, on or prior to the first Business Day of each calendar year thereafter, each Lender which is a U.S. Person shall provide the Administrative Agent and the Borrower a duly completed and executed copy of the Internal Revenue Service Form W-9 or successor form to the effect that it is a U.S. Person.

Section 2.11 Commitment Fees. The Borrower agrees to pay to the Administrative Agent for the account of each of the Lenders in accordance with such Lender’s applicable Commitment/Loan Percentage, a commitment fee at a rate of 0.15% per annum of the unused Commitment of such Lender for each day from and including the Effective Date through but excluding the Funding Date. Such commitment fee shall be computed on the basis of a year of 365/366 days for the actual number of days elapsed, shall be payable on the Funding Date (provided, however, that if such day is not a Business Day, such commitment fee shall be payable on the next Business Day), and shall be fully earned when due and non-refundable when paid.

ARTICLE 3 – CONDITIONS PRECEDENT

Section 3.1 Conditions Precedent to Effectiveness. The effectiveness of this Agreement is subject to the prior or contemporaneous fulfillment (in the reasonable opinion of the Administrative Agent) or, if applicable, receipt by the Administrative Agent (in each case in form and substance reasonably satisfactory to the Administrative Agent and the Lenders) of each of the following:

(a) this Agreement duly executed by all relevant parties;

(b) a loan certificate of the Borrower dated as of the Effective Date, in substantially the form attached hereto as Exhibit C, including a certificate of incumbency with respect to each Authorized Signatory of the Borrower, together with the following items: (i) a true, complete and correct copy of the articles of incorporation and by-laws of the Borrower as in effect on the Effective Date, (ii) a certificate of good standing for the Borrower issued by the Secretary of State of Delaware, and (iii) a true, complete and correct copy of the resolutions of the Borrower authorizing it to execute, deliver and perform each of the Loan Documents to which it is a party;

(c) legal opinions of (i) Cleary Gottlieb Steen & Hamilton LLP, special counsel to the Borrower and (ii) Edmund DiSanto, Esq., General Counsel of the Borrower, addressed to each Lender and the Administrative Agent and dated as of the Effective Date;

(d) receipt by the Borrower of all Necessary Authorizations, other than Necessary Authorizations the absence of which would not reasonably be expected to have, individually or in the aggregate, a Materially Adverse Effect, including all necessary consents to the closing of this Agreement, have been obtained or made, are in full force and effect and are not subject to any pending or, to the knowledge of the Borrower, threatened reversal or cancellation;

(e) each of the representations and warranties in Article 4 hereof are true and correct in all material respects as of the Effective Date, and no Default or Event of Default then exists;

(f) the documentation that the Administrative Agent and the Lenders are required to obtain from the Borrower under Section 326 of the USA PATRIOT ACT (P.L. 107-56, 115 Stat. 272 (2001)) and under any other provision of the Patriot Act, the Bank Secrecy Act (P.L. 91-508, 84 Stat. 1118 (1970)) or any regulations under such Act or the Patriot Act that contain document collection requirements that apply to the Administrative Agent;

(g) all fees and expenses required to be paid in connection with this Agreement to the Administrative Agent, the Syndication Agent and the Lenders shall have been (or shall be simultaneously) paid in full;

(h) audited consolidated financial statements for the last three years, unaudited consolidated financial statements for the first two fiscal quarters in 2007, and annual projections through the Maturity Date, in each case of the Borrower and its Subsidiaries;

(i) a certificate of the president or chief financial officer of the Borrower as to the financial performance of the Borrower and its Subsidiaries, substantially in the form of Exhibit D attached hereto, and, to the extent applicable, using information contained in the financial statements delivered pursuant to clause (h) of this Section 3.1 in respect of the first two fiscal quarters of 2007; and

(j) Lien and judgment searches with respect to the Borrower and each of its Subsidiaries.

Section 3.2 Conditions Precedent to Funding Date Advance. The obligation of the Lenders to make the Advances on the Funding Date is subject to the fulfillment of each of the following conditions immediately prior to or contemporaneously with such Advances:

(a) (i) all of the representations and warranties of the Borrower under this Agreement and the other Loan Documents, which, pursuant to Section 4.2 hereof, are made at and as of the Funding Date, shall be true and correct at such time in all material respects, both before and after giving effect to the application of the proceeds of such Advances, and after giving effect to any updates to information provided to the Lenders in accordance with the terms of this Agreement, and (ii) no Default or Event of Default hereunder shall then exist or be caused thereby;

(b) the Administrative Agent shall have received a duly executed Request for Advance for the Loans; and

(c) the incumbency of the Authorized Signatories shall be as stated in the applicable certificate of incumbency contained in the certificate of the Borrower delivered to the Administrative Agent prior to or on the Effective Date or as subsequently modified and reflected in a certificate of incumbency delivered to the Administrative Agent and the Lenders.

ARTICLE 4 – REPRESENTATIONS AND WARRANTIES

Section 4.1 Representations and Warranties. The Borrower hereby represents and warrants in favor of the Administrative Agent and each Lender that:

(a) Organization; Ownership; Power; Qualification. The Borrower is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. The Borrower has the power and authority to own its properties and to carry on its business as now being and as proposed hereafter to be conducted. The Subsidiaries of the Borrower and the direct and indirect ownership thereof as of the Effective Date are as set forth on Schedule 2 attached hereto. As of the Effective Date and except as would not reasonably be expected to have a Materially Adverse Effect, each Subsidiary of the Borrower is a corporation, limited liability company, limited partnership or other legal entity duly organized or formed, validly existing and in good standing under the laws of the state of its formation and has the power and authority to own its properties and to carry on its business as now being and as proposed hereafter to be conducted.

(b) Authorization; Enforceability. The Borrower has the corporate power, and has taken all necessary action, to authorize it to borrow hereunder, to execute, deliver and perform this Agreement and each of the other Loan Documents to which it is a party in accordance with their respective terms, and to consummate the transactions contemplated hereby and thereby. This Agreement has been duly executed and delivered by the Borrower and is, and each of the other Loan Documents to which the Borrower is party is, a legal, valid and binding obligation of the Borrower and enforceable against the Borrower in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors’ rights and remedies generally and subject, as to enforceability, to general principles of equity.

(c) Compliance with Other Loan Documents and Contemplated Transactions. The execution, delivery and performance, in accordance with their respective terms, by the Borrower of this Agreement, the Notes, and each of the other Loan Documents, and the consummation of the transactions contemplated hereby and thereby, do not (i) require any consent or approval, governmental or otherwise, not already obtained, (ii) violate any Applicable Law respecting the Borrower, (iii) conflict with, result in a breach of, or constitute a default under the articles of incorporation or by-laws, as amended, of the Borrower, or under any indenture, agreement, or other instrument, including without limitation the Licenses, to which the Borrower is a party or by which the Borrower or its respective properties is bound that is material to the Borrower and its Subsidiaries on a consolidated basis or (iv) result in or require the creation or imposition of any Lien upon or with respect to any property now owned or hereafter acquired by the Borrower or any of the Material Subsidiaries, except for Liens permitted pursuant to Section 7.2 hereof.

(d) Compliance with Law. The Borrower and its Subsidiaries are in compliance with all Applicable Law, except where the failure to be in compliance therewith would not individually or in the aggregate have a Materially Adverse Effect.

(e) Title to Assets. As of the Effective Date, the Borrower and its Subsidiaries have good title to, or a valid leasehold interest in, all of their respective assets, except for such exceptions as would not reasonably be expected to have, individually or in the aggregate, a Materially Adverse Effect. None of the properties or assets of the Borrower or any Material Subsidiary is subject to any Liens, except for Liens permitted pursuant to Section 7.2 hereof.

(f) Litigation. As of the Effective Date, there is no action, suit, proceeding or investigation pending against, or, to the knowledge of the Borrower, threatened against the Borrower or any of its Subsidiaries or any of their respective properties, including without limitation the Licenses, in any court or before any arbitrator of any kind or before or by any governmental body (including, without limitation, the FCC) that (i) calls into question the validity of this Agreement or any other Loan Document or (ii) would reasonably be expected to have a Materially Adverse Effect, other than as may be disclosed in the public filings of the Borrower with the Securities and Exchange Commission prior to the Effective Date.

(g) Taxes. All Federal income, other material Federal and material state and other tax returns of the Borrower and its Material Subsidiaries required by law to be filed have been duly filed and all Federal income, other material Federal and material state and other taxes, including, without limitation, withholding taxes, assessments and other governmental charges or levies required to be paid by the Borrower or any of its Subsidiaries or imposed upon the Borrower or any of its Subsidiaries or any of their respective properties, income, profits or assets, which are due and payable, have been paid, except any such taxes (i) (x) the payment of which the Borrower or any of its Subsidiaries is diligently contesting in good faith by appropriate proceedings, (y) for which adequate reserves in accordance with GAAP have been provided on the books of such Person, and (z) as to which no Lien other than a Lien permitted pursuant to Section 7.2 hereof has attached, or (ii) which may result from audits not yet conducted, or (iii) as to which the failure to pay would not reasonably be expected to have a Materially Adverse Effect.

(h) Financial Statements. The Borrower has furnished or caused to be furnished to the Administrative Agent and the Lenders as of the Effective Date, the audited financial statements for the Borrower and its Subsidiaries on a consolidated basis for the fiscal year ended December 31, 2006, and unaudited financial statements for the Borrower and its Subsidiaries for the fiscal quarter ended June 30, 2007, all of which have been prepared in accordance with GAAP and present fairly in all material respects the financial position of the Borrower and its Subsidiaries on a consolidated basis, on and as at such dates and the results of operations for the periods then ended (subject, in the case of unaudited financial statements, to normal year-end and audit adjustments). None of the Borrower or its Subsidiaries has any liabilities, contingent or otherwise, on the Effective Date, that are material to the Borrower and its Subsidiaries on a consolidated basis other than as disclosed in the financial statements referred to in the preceding sentence or in the reports filed by the Borrower with the Securities and Exchange Commission prior to the Effective Date or the Obligations.

(i) No Material Adverse Change. Other than as may be disclosed in the public filings of the Borrower with the Securities and Exchange Commission prior to the Effective Date, there has occurred no event since December 31, 2006 which has had or which would reasonably be expected to have a Materially Adverse Effect.

(j) ERISA. The Borrower and its Subsidiaries and, to the best of their knowledge, their ERISA Affiliates have fulfilled their respective obligations under the minimum funding standards of ERISA and the Code with respect to each Plan and are in compliance in all material respects with the currently applicable provisions of ERISA and the Code except where any failure or non-compliance would not reasonably be expected to result in a Materially Adverse Effect.

(k) Compliance with Regulations U and X. The Borrower does not own or presently intend to own an amount of “margin stock” as defined in Regulations U and X (12 C.F.R. Parts 221 and 224) of the Board of Governors of the Federal Reserve System (“margin stock”) representing twenty-five percent (25%) or more of the total assets of the Borrower, as measured on both a consolidated and unconsolidated basis. Neither the making of the Loans nor the use of proceeds thereof will violate, or be inconsistent with, the provisions of any of the above-mentioned regulations.

(l) Investment Company Act. The Borrower is not required to register under the provisions of the Investment Company Act of 1940, as amended.

(m) Agreements with Affiliates. As of the Effective Date, except for agreements or arrangements with Affiliates wherein the Borrower or a Subsidiary of the Borrower provides services to or receives services from such Affiliates for fair consideration or which are disclosed in the public filings of the Borrower with the Securities and Exchange Commission prior to the Effective Date, none of the Borrower or the Material Subsidiaries has (i) any written agreements or binding arrangements of any kind with any Affiliate or (ii) any management or consulting agreements of any kind with any Affiliate, other than (x) those among the Borrower and/or its Subsidiaries and (y) employment arrangements with executive officers, including, without limitation, stock option grants of the Borrower.

(n) Solvency. As of the Effective Date and after giving effect to the transactions contemplated by the Loan Documents (i) the assets and property of the Borrower and its Subsidiaries on a consolidated basis, at a fair valuation, will exceed the total amount of liabilities, including contingent liabilities of the Borrower and its Subsidiaries on a consolidated basis; (ii) the capital of the Borrower and its Subsidiaries on a consolidated basis will not be unreasonably small to conduct its business as such business is now conducted and expected to be conducted following the Effective Date; (iii) the Borrower and its Subsidiaries on a consolidated basis will not have incurred debts, or have intended to incur debts, beyond their ability to pay such debts as they mature; and (iv) the present fair salable value of the assets and property of the Borrower and its Subsidiaries on a consolidated basis will be greater than the amount that will be required to pay their probable liabilities (including debts) as they become absolute and matured. For purposes of this Section, the amount of contingent liabilities at any time will be computed as the amount that, in light of all the facts and circumstances existing as such time, can reasonably be expected to become an actual or matured liability.

Section 4.2 Survival of Representations and Warranties, Etc. All representations and warranties made under this Agreement and any other Loan Document shall be deemed to be made, and shall be true and correct in all material respects, at and as of the Effective Date and on the Funding Date except to the extent relating specifically to the Effective Date. All representations and warranties made under this Agreement and the other Loan Documents shall survive, and not be waived by, the execution hereof by the Lenders and the Administrative Agent, any investigation or inquiry by any Lender or the Administrative Agent, or the making of any Advance under this Agreement.

ARTICLE 5 – GENERAL COVENANTS

So long as any of the Obligations are outstanding and unpaid:

Section 5.1 Preservation of Existence and Similar Matters. Except as permitted under Section 7.3 hereof, the Borrower will, and will cause each of its Subsidiaries to, preserve and maintain its existence, and its material rights, franchises, licenses and privileges in the state of its incorporation or formation, including, without limitation, the Licenses and all other Necessary Authorizations, except where the failure to do so would not reasonably be expected to have a Materially Adverse Effect.

Section 5.2 Compliance with Applicable Law. The Borrower will, and will cause each of its Subsidiaries to comply in all respects with the requirements of all Applicable Law, except when the failure to comply therewith would not reasonably be expected to have a Materially Adverse Effect.

Section 5.3 Maintenance of Properties. The Borrower will, and will cause each of its Subsidiaries to, maintain or cause to be maintained in the ordinary course of business in good repair, working order and condition (reasonable wear and tear excepted) all properties then used or useful in their respective businesses (whether owned or held under lease) that, individually or in the aggregate, are material to the conduct of the business of the Borrower and its Subsidiaries on a consolidated basis, except where the failure to maintain would not reasonably be expected to have a Materially Adverse Effect.

Section 5.4 Accounting Methods and Financial Records. The Borrower will, and will cause each of its Subsidiaries on a consolidated and consolidating basis to, maintain a system of accounting established and administered in accordance with GAAP, keep adequate records and books of account in which complete entries will be made in accordance with GAAP and reflecting all transactions required to be reflected by GAAP, and keep accurate and complete records of their respective properties and assets.

Section 5.5 Insurance. The Borrower will, and will cause each Material Subsidiary to, maintain insurance (including self-insurance) with respect to its properties and business that are material to the conduct of the business of the Borrower and its Subsidiaries on a consolidated basis from responsible companies in such amounts and against such risks as are customary for similarly situated companies engaged in the communications tower industry operating in the same or similar locations, with all premiums thereon to be paid by the Borrower and the Material Subsidiaries.

Section 5.6 Payment of Taxes and Claims. The Borrower will, and will cause each of its Subsidiaries to, pay and discharge all Federal income, other material Federal and material state and other taxes required to be paid by them or imposed upon them or their income or profits or upon any properties belonging to them, prior to the date on which penalties attach thereto, which, if unpaid, might become a Lien or charge upon any of their properties (other than Liens permitted pursuant to Section 7.2 hereof); provided, however, that no such tax, assessment, charge, levy or claim need be paid which is being diligently contested in good faith by appropriate proceedings and for which adequate reserves in accordance with GAAP shall have been set aside on the appropriate books or where the failure to pay would not reasonably be expected to have a Materially Adverse Effect.

Section 5.7 Visits and Inspections. The Borrower will, and will cause each Material Subsidiary to, permit representatives of the Administrative Agent and any of the Lenders, upon reasonable notice, to (a) visit and inspect the properties of the Borrower or any Material Subsidiary during business hours, (b) inspect and make extracts from and copies of their respective books and records, and (c) discuss with their respective principal officers and accountants their respective businesses, assets, liabilities, financial positions, results of operations and business prospects, all at such reasonable times and as often as reasonably requested.

Section 5.8 Use of Proceeds. The Borrower will use the aggregate proceeds of all Advances under the Loans directly or indirectly for working capital needs and other general corporate purposes of the Borrower and its Subsidiaries (including, without limitation, to refinance or repurchase Indebtedness and to purchase issued and outstanding Ownership Interests of the Borrower).

Section 5.9 Indemnity. The Borrower agrees to indemnify and hold harmless each Lender, the Administrative Agent and each of their respective Affiliates, employees, representatives, shareholders, officers and directors (any of the foregoing shall be an “Indemnitee”) from and against any and all claims, liabilities, obligations, losses, damages, actions, reasonable attorneys’ fees and expenses (as such fees and expenses are reasonably incurred), penalties, judgments, suits, costs and demands by any party, including the costs of investigating and defending such claims, whether or not the Borrower or the Person seeking indemnification is the prevailing party (a) resulting from any breach or alleged breach by the Borrower of any representation or warranty made hereunder or under any Loan Document; or (b) otherwise arising out of (i) the Commitments or otherwise under this Agreement, any Loan Document or any transaction contemplated hereby or thereby, including, without limitation, the use of the proceeds of Loans hereunder in any fashion by the Borrower or the performance of its obligations under the Loan Documents, (ii) allegations of any participation by a Lender, the Administrative Agent or any of them, in the affairs of the Borrower or any of its Subsidiaries, or allegations that any of them has any joint liability with the Borrower for any reason and (iii) any claims against the Lenders, the Administrative Agent or any of them, by any shareholder or other investor in or lender to the Borrower, by any brokers or finders or investment advisers or investment bankers retained by the Borrower or by any other third party, arising out of the Commitments or otherwise under this Agreement, except to the extent that the Person seeking indemnification hereunder is determined in such case to have acted with gross negligence or willful misconduct, in any case, by a final, non-appealable judicial order. The obligations of the Borrower under this Section 5.9 are in addition to, and shall not otherwise limit, any liabilities which the Borrower might otherwise have in connection with any warranties or similar obligations of the Borrower in any other Loan Document.

ARTICLE 6 – INFORMATION COVENANTS

So long as any of the Obligations are outstanding and unpaid, the Borrower will furnish or cause to be furnished to each Lender and the Administrative Agent, at their respective offices:

Section 6.1 Quarterly Financial Statements and Information. Within forty-five (45) days after the last day of each of the first three (3) quarters of each fiscal year of the Borrower, the consolidated balance sheet of the Borrower and its Subsidiaries at the end of such quarter and as of the end of the preceding fiscal year, and the related consolidated statement of operations and the related consolidated statement of cash flows of the Borrower and its Subsidiaries for such quarter and for the elapsed portion of the year ended with the last day of such quarter, which shall set forth in comparative form such figures as at the end of and for such quarter and appropriate prior period and shall be certified by the chief financial officer of the Borrower to have been prepared in accordance with GAAP and to present fairly in all material respects the consolidated financial position of the Borrower and its Subsidiaries as at the end of such period and the results of operations for such period, and for the elapsed portion of the year ended with the last day of such period, subject only to normal year-end and audit adjustments; provided, that notwithstanding anything to the contrary in this Section 6.1, no financial statements delivered pursuant to this Section 6.1 shall be required to include footnotes.

Section 6.2 Annual Financial Statements and Information. As soon as available, but in any event not later than the earlier of (a) the date such deliverables are required (if at all) by the Securities and Exchange Commission and (b) one hundred twenty (120) days after the end of each fiscal year of the Borrower, the audited consolidated balance sheet of the Borrower and its Subsidiaries as of the end of such fiscal year and the related audited consolidated statement of operations for such fiscal year and for the previous fiscal year, the related audited consolidated statements of cash flow and stockholders’ equity for such fiscal year and for the previous fiscal year, which shall be accompanied by an opinion of Deloitte & Touche, LLP, or other independent certified public accountants of recognized national standing reasonably acceptable to the Administrative Agent, together with a statement of such accountants (unless the giving of such statement is contrary to accounting practice for the continuing independence of such accountant) that in connection with their audit, nothing came to their attention that caused them to believe that the Borrower was not in compliance with Sections 7.5, 7.6 and 7.7 hereof insofar as they relate to accounting matters.

Section 6.3 Performance Certificates. At the time the financial statements are furnished pursuant to Sections 6.1 and 6.2 hereof, a certificate of the president or chief financial officer of the Borrower as to the financial performance of the Borrower and its Subsidiaries on a consolidated basis, in substantially the form attached hereto as Exhibit D:

(a) setting forth as and at the end of such quarterly period or fiscal year, as the case may be, the arithmetical calculations required to establish whether or not the Borrower was in compliance with Sections 7.5, 7.6 and 7.7 hereof; and

(b) stating that, to the best of his or her knowledge, no Default has occurred and is continuing as at the end of such quarterly period or year, as the case may be, or, if a Default has occurred, disclosing each such Default and its nature, when it occurred, whether it is continuing and the steps being taken by the Borrower with respect to such Default.

Section 6.4 Copies of Other Reports.

(a) Promptly upon receipt thereof, copies of the management letter prepared in connection with the annual audit referred to in Section 6.2 hereof.

(b) Promptly upon receipt thereof, copies of any adverse notice or report regarding any License that would reasonably be expected to have a Materially Adverse Effect.

(c) From time to time and promptly upon each request, such data, certificates, reports, statements, documents or further information regarding the business, assets, liabilities, financial position, projections, results of operations or business prospects of the Borrower and its Subsidiaries, as the Administrative Agent or any Lender may reasonably request.

(d) Prior to January 31st of each year, the annual budget for the Borrower and its Subsidiaries, including, without limitation, on a consolidated basis, forecasts of the income statement, the balance sheet, a cash flow statement and the capital expenditure budget for such year, on a quarter by quarter basis.

(e) Promptly after the sending thereof, copies of all statements, reports and other information which the Borrower sends to public security holders of the Borrower generally or publicly files with the Securities and Exchange Commission, but solely in the event that any such statement, report or information has not been made publicly available by the Securities and Exchange Commission on the EDGAR or similar system or by the Borrower on its internet website.

Section 6.5 Notice of Litigation and Other Matters. Unless previously disclosed in the public filings of the Borrower with the Securities and Exchange Commission, notice specifying the nature and status of any of the following events, promptly, but in any event not later than fifteen (15) days after the occurrence of any of the following events becomes known to the Borrower:

(a) the commencement of all proceedings and investigations by or before any governmental body and all actions and proceedings in any court or before any arbitrator against the Borrower or any of its Subsidiaries or, to the extent known to the Borrower, threatened against the Borrower or any of its Subsidiaries, which would reasonably be expected to have a Materially Adverse Effect;

(b) any material adverse change with respect to the business, assets, liabilities, financial position, results of operations or business prospects of the Borrower and its Subsidiaries, taken as a whole, other than changes which have not had and would not reasonably be expected to have a Materially Adverse Effect and other than changes in the industry in which the Borrower or any of its Subsidiaries operates or the economy or business conditions in general;

(c) any Default, giving a description thereof and specifying the action proposed to be taken with respect thereto; and

(d) the commencement or threatened commencement of any litigation regarding any Plan or naming it or the trustee of any such Plan with respect to such Plan or any action taken by the Borrower or any of its Subsidiaries or any ERISA Affiliate of the Borrower to withdraw or partially withdraw from any Plan or to terminate any Plan, that in each case would reasonably be expected to have a Materially Adverse Effect.

ARTICLE 7 – NEGATIVE COVENANTS

So long as any of the Obligations are outstanding and unpaid:

Section 7.1 Indebtedness; Guaranties of the Borrower and its Subsidiaries. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume, incur or otherwise become or remain obligated in respect of, or permit to be outstanding, any Indebtedness (including, without limitation, any Guaranty) except:

(a) Indebtedness existing on the date hereof and disclosed in the public filings of the Borrower with the Securities and Exchange Commission and any refinancing, extensions, renewals and replacements (including through open market purchases and tender offers) of any such Indebtedness that do not (i) increase the outstanding principal amount or accreted value thereof (or, in the case of open market purchases and tender offers, exceed the current market value thereof) plus any accrued interest thereon, the amount of any premiums and any costs and expenses incurred to effect such refinancing, extension, renewal or replacement or (ii) result in an earlier maturity date or decrease the weighted average life thereof;

(b) Indebtedness owed to the Borrower or any of its Subsidiaries;

(c) Indebtedness existing at the time a Subsidiary of the Borrower (not having previously been a Subsidiary) (i) becomes a Subsidiary of the Borrower or (ii) is merged or consolidated with or into a Subsidiary of the Borrower; provided that such Indebtedness is not created in contemplation of such merger or consolidation;

(d) Indebtedness secured by Permitted Liens;

(e) Capitalized Lease Obligations;

(f) (i) obligations under Hedge Agreements with respect to the Loans and (ii) obligations under any Hedge Agreements with respect to Indebtedness (other than the Loans); provided that such Hedge Agreements referred to in clause (ii) hereof shall not be speculative in nature;

(g) Indebtedness of Subsidiaries of the Borrower, so long as (i) no Default or Event of Default exists or would be caused thereby and (ii) the principal outstanding amount of such Indebtedness at the time of its incurrence does not exceed (when taken together with (x) the principal outstanding amount at such time of Indebtedness incurred under Section 7.1(i) hereof (or portion thereof) that is guaranteed by any Subsidiary of the Borrower and (y) the Attributable Debt at such time relating to a transaction of the type described in Section 7.9 hereof entered into at any time after the Effective Date) $150,000,000 in the aggregate;

(h) Indebtedness under (i) the SpectraSite CMBS Facility and (ii) any additional CMBS Facilities entered into by the Borrower or any of its Subsidiaries (including any increase of the SpectraSite CMBS Facility) so long as, in each case after giving pro forma effect to such CMBS Facility, the Borrower is in compliance with Sections 7.5, 7.6 and 7.7 hereof;

(i) other Indebtedness of the Borrower so long as, in each case after giving pro forma effect to such other Indebtedness, the Borrower is in compliance with Sections 7.5, 7.6 and 7.7 hereof;

(j) Guaranties by the Borrower of any of the foregoing except for the Indebtedness set forth under Section 7.1(h) hereof; and

(k) Guaranties by any Subsidiary of the Borrower of any of the foregoing except for the Indebtedness set forth under Section 7.1(h) hereof; provided that there shall be no prohibition against Guaranties by any Subsidiaries of the Borrower that (i) are special purposes entities directly involved in any CMBS Facilities and (ii) have no material assets other than the direct or indirect Ownership Interests in special purpose entities directly involved in such CMBS Facilities; provided further that the principal outstanding amount of any Indebtedness set forth in Section 7.1(i) hereof (or portion thereof) that is guaranteed by any Subsidiary of the Borrower shall not exceed (when taken together with (i) the principal outstanding amount at such time of Indebtedness incurred under Section 7.1(g) hereof and (ii) the Attributable Debt at such time relating to a transaction of the type described in Section 7.9 hereof entered into at any time after the Effective Date) $150,000,000 in the aggregate.

Section 7.2 Limitation on Liens. The Borrower shall not, and shall not permit any of its Subsidiaries to, create, assume, incur or permit to exist or to be created, assumed, incurred or permitted to exist, directly or indirectly, any Lien on any of its properties or assets, whether now owned or hereafter acquired, except for (i) Liens securing the Obligations (if any), (ii) Permitted Liens, and (iii) Liens securing Indebtedness permitted under Section 7.1(a) (but only if and to the extent such Indebtedness (or the Indebtedness which was refinanced, extended, renewed or replaced) is secured as of the date hereof), (g), (h) or (k) hereof.

Section 7.3 Liquidation, Merger or Disposition of Assets.

(a) Disposition of Assets. The Borrower shall not, and shall not permit any of its Subsidiaries to, at any time sell, lease, abandon, or otherwise dispose of any assets (other than assets disposed of in the ordinary course of business), except for (i) the transfer of assets among the Borrower and its Subsidiaries (excluding Subsidiaries of such Persons described in clause (b) of the definition of “Subsidiary” if the requirements of clause (a) thereof are not otherwise met) or the transfer of assets between or among the Borrower’s Subsidiaries (excluding Subsidiaries of such Persons described in clause (b) of the definition of “Subsidiary” if the requirements of clause (a) thereof are not otherwise met), (ii) the transfer of assets by the Borrower or any of its Subsidiaries to Unrestricted Subsidiaries representing an amount not to exceed, in any given fiscal year, five percent (5%) of Adjusted EBITDA of the Borrower and its Subsidiaries on a consolidated basis as of the last day of the immediately preceding fiscal year, or (iii) the disposition of assets for fair market value so long as no Default or Event of Default exists or will be caused to occur as a result of such disposition; provided that the fair market value of all such assets disposed of by the Borrower and its Subsidiaries during any fiscal year shall not exceed fifteen percent (15%) of Consolidated Total Assets as of the last day of the immediately preceding fiscal year. For the avoidance of doubt, cash and cash equivalents shall not be considered assets subject to the provisions of this Section 7.3(a).

(b) Liquidation or Merger. The Borrower shall not, at any time, liquidate or dissolve itself (or suffer any liquidation or dissolution) or otherwise wind up, or enter into any merger or consolidation, other than (i) a merger or consolidation among the Borrower and one or more of its Subsidiaries; provided, however, that the Borrower is the surviving Person, (ii) in connection with an Acquisition permitted hereunder effected by a merger in which the Borrower is the surviving Person, or (iii) a merger or consolidation (including, without limitation, in connection with an Acquisition permitted hereunder) among the Borrower, on the one hand, and any other Person, on the other hand, where the surviving Person (if other than the Borrower) (A) is a corporation, partnership, or limited liability company organized and existing under the laws of the United States of America, any State thereof or the District of Columbia, and (B) on the effective date of such merger or consolidation expressly assumes, by supplemental agreement, executed and delivered to the Administrative Agent, for itself and on behalf of the Lenders, in form and substance reasonably satisfactory to the Majority Lenders, all the Obligations of the Borrower under the Notes, this Agreement and the other Loan Documents; provided, however, that, in each case, no Default or Event of Default exists or would be caused thereby.

Section 7.4 Restricted Payments. The Borrower shall not, and shall not permit any of its Subsidiaries to, make any Restricted Payments; provided, however, that the Borrower and its Subsidiaries may make Restricted Payments so long as no Default or Event of Default exists or would be caused thereby.

Section 7.5 Senior Secured Leverage Ratio. (a) As of the end of each fiscal quarter and (b) at the time of the incurrence of any Indebtedness, the Borrower shall not permit the ratio of (i) Senior Secured Debt on such calculation date to (ii) Adjusted EBITDA, as of the last day of such fiscal quarter, in the case of clause (a) hereof, or as of the most recently completed fiscal quarter preceding the calculation date for which financial statements have been delivered pursuant to Section 6.1 or 6.2 hereof, in the case of clause (b) hereof, to be greater than 3.00 to 1.00.

Section 7.6 Total Borrower Leverage Ratio. (a) As of the end of each fiscal quarter and (b) at the time of the incurrence of any Indebtedness, the Borrower shall not permit the ratio of (i) Total Debt on such calculation date to (ii) Adjusted EBITDA, as of the last day of such fiscal quarter, in the case of clause (a) hereof, or as of the most recently completed fiscal quarter preceding the calculation date for which financial statements have been delivered pursuant to Section 6.1 or 6.2 hereof, in the case of clause (b) hereof, to be greater than 6.00 to 1.00.

Section 7.7 Interest Coverage Ratio. As of the end of each fiscal quarter, based upon the financial statements delivered pursuant to Section 6.1 or 6.2 hereof for such quarter, the Borrower shall maintain a ratio of (a) Adjusted EBITDA as of the end of such fiscal quarter to (b) Interest Expense for the twelve (12) month period then ending, of not less than 2.50 to 1.00.

Section 7.8 Affiliate Transactions. Except as specifically provided herein (including, without limitation, Sections 7.1, 7.3 and 7.4 hereof), investments of cash and cash equivalents in Unrestricted Subsidiaries, and as may be disclosed in the public filings of the Borrower with the Securities and Exchange Commission prior to the Effective Date, the Borrower shall not, and shall not permit any of its Subsidiaries to, at any time engage in any transaction with an Affiliate, other than between or among the Borrower and/or any Subsidiaries of the Borrower, or make an assignment or other transfer of any of its properties or assets to any Affiliate, on terms less advantageous in any material respect to the Borrower or such Subsidiary than would be the case if such transaction had been effected with a non-Affiliate.

Section 7.9 Sales and Leasebacks. The Borrower shall not and shall not permit any of its Subsidiaries to enter into, any arrangement, directly or indirectly, with any third party whereby the Borrower or any of its Subsidiaries shall sell or transfer any property, real or personal, whether now owned or hereafter acquired, and whereby the Borrower or any of its Subsidiaries shall then or thereafter rent or lease as lessee such property or any part thereof or other property which the Borrower or any of its Subsidiaries intend to use for substantially the same purpose or purposes as the property sold or transferred, except for such arrangements for fair market value; provided, however, that the Attributable Debt at any time relating to a transaction of the type described in this Section 7.9 entered into at any time after the Effective Date shall not exceed (when taken together with (a) the principal outstanding amount at such time of Indebtedness incurred under Section 7.1(i) hereof (or portion thereof) that is guaranteed by any Subsidiary of the Borrower and (b) the principal outstanding amount at such time of Indebtedness incurred under Section 7.1(g) hereof) $150,000,000 in the aggregate.

Section 7.10 Restrictive Agreements. The Borrower shall not, nor shall the Borrower permit any of its Subsidiaries to, directly or indirectly, enter into, incur or permit to exist any agreement or other arrangement that prohibits, restricts or imposes any condition upon the ability of any Subsidiary of the Borrower to pay dividends or other distributions with respect to any shares of its capital stock or to make or repay loans or advances to the Borrower or any other Subsidiary of the Borrower; provided that (i) the foregoing shall not apply to restrictions and conditions imposed by Applicable Law or by any Loan Document, (ii) the foregoing shall not apply to restrictions and conditions contained in agreements relating to the sale of a Subsidiary of the Borrower pending such sale; provided that such restrictions and conditions apply only to the Subsidiary that is to be sold and such sale is permitted hereunder, (iii) the foregoing shall not apply to restrictions and conditions contained in any instrument governing Indebtedness or Ownership Interests of a Person acquired by the Borrower or any of its Subsidiaries as in effect at the time of such acquisition (except to the extent such Indebtedness was incurred, or such Ownership Interests were issued, in connection with or in contemplation of such acquisition), which encumbrance or restriction is not applicable to any Person, or the properties or assets of any Person, other than the Person or the property or assets of the Person so acquired, and any amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings of those instruments; provided that the encumbrances or restrictions contained in any such amendments, modifications, restatements, renewals, increases, supplements, refundings, replacements or refinancings, taken as whole, are not materially more restrictive than the encumbrances or restrictions contained in instruments as in effect on the date of acquisition, (iv) the foregoing shall not apply to restrictions and conditions on cash or other deposits or net worth imposed by customers or lessors under contracts or leases entered into in the ordinary course of business, (v) the foregoing shall not apply to restrictions and conditions imposed on the transfer of copyrighted or patented materials or other intellectual property and customary provisions in agreements that restrict the assignment of such agreements or any rights thereunder, (vi) the foregoing shall not apply to restrictions and conditions imposed by contracts or leases entered into in the ordinary course of business by the Borrower or any of its Subsidiaries with such Person’s customers, lessors or suppliers and (vii) the foregoing shall not apply to restrictions and conditions imposed upon the “borrower”, “issuer”, “guarantor”, “pledgor” or “lender” entities under CMBS Facilities permitted under Section 7.1(h) hereof or which arise in connection with any payment default regarding Indebtedness otherwise permitted under Section 7.1 hereof.

ARTICLE 8 – DEFAULT

Section 8.1 Events of Default. Each of the following shall constitute an Event of Default, whatever the reason for such event and whether it shall be voluntary or involuntary or be effected by operation of law or pursuant to any judgment or order of any court or any order, rule or regulation of any governmental or non-governmental body:

(a) any representation or warranty made under this Agreement shall prove to be incorrect in any material respect when made or deemed to be made pursuant to Section 4.2 hereof;

(b) the Borrower shall default in the payment of (i) any interest hereunder or under any of the Notes or fees or other amounts payable to the Lenders and the Administrative Agent under any of the Loan Documents, or any of them, when due, and such Default shall not be cured by payment in full within three (3) Business Days from the due date or (ii) any principal hereunder or under any of the Notes when due;

(c) the Borrower or any Material Subsidiary, as applicable, shall default in the performance or observance of any agreement or covenant contained in Sections 5.8, 7.1, 7.2, 7.3, 7.4, 7.5, 7.6, 7.7 and 7.10 hereof;

(d) the Borrower or any of its Subsidiaries, as applicable, shall default in the performance or observance of any other agreement or covenant contained in this Agreement not specifically referred to elsewhere in this Section 8.1, and such default shall not be cured within a period of thirty (30) days (or with respect to Sections 5.3, 5.4, 5.5, 5.6, 6.4, 6.5, 7.8 and 7.9 hereof, such longer period not to exceed sixty (60) days if such default is curable within such period and the Borrower is proceeding in good faith with all diligent efforts to cure such default) from the later of (i) occurrence of such Default and (ii) the date on which such Default became known to the Borrower;

(e) there shall occur any default in the performance or observance of any agreement or covenant or breach of any representation or warranty contained in any of the Loan Documents (other than this Agreement or as otherwise provided in this Section 8.1) by the Borrower, which shall not be cured within a period of thirty (30) days (or such longer period not to exceed sixty (60) days if such default is curable within such period and the Borrower is proceeding in good faith with all diligent efforts to cure such default) from the date on which such default became known to any of the Borrower;

(f) there shall be entered and remain unstayed a decree or order for relief in respect of the Borrower or any Material Subsidiary Group under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal or state bankruptcy law or other similar law, or appointing a receiver, liquidator, assignee, trustee, custodian, sequestrator or similar official of the Borrower or any Material Subsidiary Group, or of any substantial part of their respective properties, or ordering the winding-up or liquidation of the affairs of the Borrower or any Material Subsidiary Group; or an involuntary petition shall be filed against the Borrower or any Material Subsidiary Group, and (i) such petition shall not be diligently contested, or (ii) any such petition shall continue undismissed or unstayed for a period of ninety (90) consecutive days;

(g) the Borrower or any Material Subsidiary Group shall file a petition, answer or consent seeking relief under Title 11 of the United States Code, as now constituted or hereafter amended, or any other applicable Federal or state bankruptcy law or other similar law, or the Borrower or any Material Subsidiary Group shall consent to the institution of proceedings thereunder or to the filing of any such petition or to the appointment or taking of possession of a receiver, liquidator, assignee, trustee, custodian, sequestrator or other similar official of the Borrower or any Material Subsidiary Group or of any substantial part of their respective properties, or the Borrower or any Material Subsidiary Group shall fail generally to pay their respective debts as they become due or shall be adjudicated insolvent; or the Borrower or any Material Subsidiary Group shall take any action in furtherance of any such action;

(h) a judgment not covered by insurance or indemnification, where the indemnifying party has agreed to indemnify and is financially able to do so, shall be entered by any court against the Borrower or any Material Subsidiary Group for the payment of money which exceeds singly, or in the aggregate with other such judgments, $25,000,000.00, or a warrant of attachment or execution or similar process shall be issued or levied against property of the Borrower or any Material Subsidiary Group which, together with all other such property of the Borrower or any Material Subsidiary Group subject to other such process, exceeds in value $25,000,000.00 in the aggregate, and if, within thirty (30) days after the entry, issue or levy thereof, such judgment, warrant or process shall not have been paid or discharged or stayed pending appeal or removed to bond, or if, after the expiration of any such stay, such judgment, warrant or process, shall not have been paid or discharged or removed to bond;

(i) except to the extent that would not reasonably be expected to have a Materially Adverse Effect collectively or individually, (i) there shall be at any time any “accumulated funding deficiency,” as defined in ERISA or in Section 412 of the Code, with respect to any Plan maintained by the Borrower, any of its Subsidiaries or any ERISA Affiliate, or to which the Borrower, any of its Subsidiaries or any ERISA Affiliate has any liabilities, or any trust created thereunder; (ii) a trustee shall be appointed by a United States District Court to administer any such Plan; (iii) PBGC shall institute proceedings to terminate any such Plan; (iv) the Borrower, any of its Subsidiaries or any ERISA Affiliate shall incur any liability to PBGC in connection with the termination of any such Plan; or (v) any Plan or trust created under any Plan of the Borrower, any of its Subsidiaries or any ERISA Affiliate shall engage in a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code) which would subject any such Plan, any trust created thereunder, any trustee or administrator thereof, or any party dealing with any such Plan or trust to material tax or penalty on “prohibited transactions” imposed by Section 502 of ERISA or Section 4975 of the Code;

(j) there shall occur (i) any acceleration of the maturity of any Indebtedness of the Borrower or any Material Subsidiary in an aggregate principal amount exceeding $25,000,000.00, or, as a result of a failure to comply with the terms thereof, such Indebtedness shall otherwise have become due and payable prior to its scheduled maturity; or (ii) any failure to make any payment when due (after any applicable grace period) with respect to any Indebtedness of the Borrower or any Material Subsidiary (other than the Obligations) in an aggregate principal amount exceeding $25,000,000.00; provided that in no event shall any of the foregoing apply to Indebtedness of any Subsidiary of the Borrower that is designated as of the Effective Date as an “Unrestricted Subsidiary” under the indentures governing the February 2004 Senior Notes or October 2004 Senior Notes;

(k) any material Loan Document or any material provision thereof, shall at any time and for any reason be declared by a court of competent jurisdiction to be null and void, or a proceeding shall be commenced by the Borrower or by any governmental authority having jurisdiction over the Borrower seeking to establish the invalidity or unenforceability thereof (exclusive of questions of interpretation of any provision thereof), or the Borrower shall deny that it has any liability or obligation for the payment of principal or interest purported to be created under any Loan Document (other than in accordance with its terms); or

(l) there shall occur any Change of Control.

Section 8.2 Remedies.

(a) If an Event of Default specified in Section 8.1 (other than an Event of Default under Section 8.1(f) or (g) hereof) shall have occurred and shall be continuing, the Administrative Agent, at the request of the Majority Lenders but subject to Section 9.8 hereof, shall (i) terminate the Commitments (to the extent the Commitments are still in effect at such time) and/or (ii) declare the principal of and interest on the Loans and the Notes, if any, and all other amounts owed to the Lenders and the Administrative Agent under this Agreement, the Notes and any other Loan Documents to be forthwith due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived, anything in this Agreement, the Notes or any other Loan Document to the contrary notwithstanding.

(b) Upon the occurrence and continuance of an Event of Default specified in Section 8.1(f) or (g) hereof, all principal, interest and other amounts due hereunder and under the Notes, and all other Obligations, shall thereupon and concurrently therewith become due and payable, the Commitments shall forthwith terminate (to the extent the Commitments are still in effect at such time) and the principal amount of the Loans outstanding hereunder shall bear interest at the Default Rate, all without any action by the Administrative Agent, the Lenders, the Majority Lenders or any of them, and without presentment, demand, protest or other notice of any kind, all of which are expressly waived, anything in this Agreement or in the other Loan Documents to the contrary notwithstanding.

(c) Upon acceleration of the Loans, as provided in Section 8.2(a) or (b) hereof, the Administrative Agent and the Lenders shall have all of the post-default rights granted to them, or any of them, as applicable under the Loan Documents and under Applicable Law.

(d) The rights and remedies of the Administrative Agent and the Lenders hereunder shall be cumulative, and not exclusive.

Section 8.3 Payments Subsequent to Declaration of Event of Default. Subsequent to the acceleration of the Loans under Section 8.2 hereof, payments and prepayments under this Agreement made to the Administrative Agent and the Lenders or otherwise received by any of such Persons shall be paid over to the Administrative Agent (if necessary) and distributed by the Administrative Agent as follows: first, to the Administrative Agent’s and Lenders’ reasonable costs and expenses, if any, incurred in connection with the collection of such payment or prepayment, including, without limitation, all amounts under Section 11.2(b) hereof; second, to the Administrative Agent for any fees hereunder or under any of the other Loan Documents then due and payable; third, to the Lenders pro rata on the basis of their respective unpaid principal amounts, for the payment of any unpaid interest which may have accrued on the Obligations and any fees hereunder or under any of the other Loan Documents then due and payable; fourth, to the Lenders pro rata until all Loans have been paid in full for the payment of the Loans (including the aforementioned obligations under Hedge Agreements); fifth, to the Lenders pro rata on the basis of their respective unpaid amounts, for the payment of any other unpaid Obligations; and sixth, to the Borrower or as otherwise required by Applicable Law.

ARTICLE 9 – THE ADMINISTRATIVE AGENT

Section 9.1 Appointment and Authorization. Each Lender hereby appoints and authorizes, and hereby agrees that it will require any transferee of any of its interest in its portion of the Loans and in its Note, if any, to appoint and authorize, the Administrative Agent to take such actions as its agent on its behalf and to exercise such powers hereunder and under the other Loan Documents as are delegated by the terms hereof and thereof, together with such powers as are reasonably incidental thereto. Neither the Administrative Agent, nor any of its respective directors, officers, employees or agents, shall be liable for any action taken or omitted to be taken by it or them hereunder or in connection herewith, except for its or their own gross negligence or willful misconduct as determined by a final, non-appealable judicial order of a court of competent jurisdiction.

Section 9.2 Interest Holders. The Administrative Agent may treat each Lender, or the Person designated in the last notice filed with the Administrative Agent, as the holder of all of the interests of such Lender in its portion of the Loans and in its Note, if any, until written notice of transfer, signed by such Lender (or the Person designated in the last notice filed with the Administrative Agent) and by the Person designated in such written notice of transfer, in form and substance satisfactory to the Administrative Agent, shall have been filed with the Administrative Agent.

Section 9.3 Consultation with Counsel. The Administrative Agent may consult with Kilpatrick Stockton LLP, Atlanta, Georgia, special counsel to the Administrative Agent, or with other legal counsel selected by it and shall not be liable for any action taken or suffered by it in good faith in consultation with the Majority Lenders and in reasonable reliance on such consultations.

Section 9.4 Documents. The Administrative Agent shall be under no duty to examine, inquire into, or pass upon the validity, effectiveness or genuineness of this Agreement, any Note, any other Loan Document, or any instrument, document or communication furnished pursuant hereto or in connection herewith, and the Administrative Agent shall be entitled to assume that they are valid, effective and genuine, have been signed or sent by the proper parties and are what they purport to be.

Section 9.5 Administrative Agent and Affiliates. With respect to the Commitments and the Loans, the Administrative Agent shall have the same rights and powers hereunder as any other Lender, and the Administrative Agent and Affiliates of the Administrative Agent may accept deposits from, lend money to and generally engage in any kind of business with the Borrower, any of its Subsidiaries or other Affiliates of, or Persons doing business with, the Borrower, any of its Subsidiaries or other Affiliates, as if they were not affiliated with the Administrative Agent and without any obligation to account therefor.

Section 9.6 Responsibility of the Administrative Agent. The duties and obligations of the Administrative Agent under this Agreement are only those expressly set forth in this Agreement. The Administrative Agent shall be entitled to assume that no Default or Event of Default has occurred and is continuing unless it has actual knowledge, or has been notified in writing by the Borrower, of such fact, or has been notified by a Lender in writing that such Lender considers that a Default or an Event of Default has occurred and is continuing, and such Lender shall specify in detail the nature thereof in writing. The Administrative Agent shall not be liable hereunder for any action taken or omitted to be taken except for its own respective gross negligence or willful misconduct as determined by a final, non-appealable judicial order of a court of competent jurisdiction. The Administrative Agent shall provide each Lender with copies of such documents received from the Borrower as such Lender may reasonably request.

Section 9.7 Action by the Administrative Agent.

(a) The Administrative Agent shall be entitled to use its discretion with respect to exercising or refraining from exercising any rights which may be vested in it by, and with respect to taking or refraining from taking any action or actions which it may be able to take under or in respect of, this Agreement, unless any of the Administrative Agent shall have been instructed by the Majority Lenders (or, where expressly required, all Lenders) to exercise or refrain from exercising such rights or to take or refrain from taking such action; provided, however, that the Administrative Agent shall not exercise any rights under Section 8.2(a) hereof without the request of the Majority Lenders (or, where expressly required, all the Lenders), unless time is of the essence, in which case, such action can be taken at the discretion of the Administrative Agent. The Administrative Agent shall incur no liability under or in respect of this Agreement with respect to anything which it may do or refrain from doing in the reasonable exercise of its judgment or which may seem to it to be necessary or desirable in the circumstances, except for its gross negligence or willful misconduct as determined by a final, non-appealable judicial order of a court having jurisdiction over the subject matter.

(b) The Administrative Agent shall not be liable to the Lenders or to any Lender or to the Borrower, any of its Subsidiaries or any other obligor under any Loan Document in acting or refraining from acting under this Agreement or any other Loan Document in accordance with the instructions of the Majority Lenders (or, where expressly required, all of the Lenders), and any action taken or failure to act pursuant to such instructions shall be binding on all of the Lenders, except for its gross negligence or willful misconduct as determined by a final, non-appealable judicial order of a court having jurisdiction over the subject matter. The Administrative Agent shall not be obligated to take any action which is contrary to law or which would in its reasonable opinion subject it to liability.

Section 9.8 Notice of Default or Event of Default. In the event that the Administrative Agent or any Lender shall acquire actual knowledge, or shall have been notified, of any Default or Event of Default, the Administrative Agent or such Lender shall promptly notify the Lenders (provided, however, that the failure to give such notice shall not result in any liability on the part of such Lender or the Administrative Agent), and the Administrative Agent shall take such action and assert such rights under this Agreement and the other Loan Documents as the Majority Lenders shall request in writing, and the Administrative Agent shall not be subject to any liability by reason of its acting pursuant to any such request. If the Majority Lenders shall fail to request the Administrative Agent to take action or to assert rights under this Agreement or any other Loan Documents in respect of any Default or Event of Default within ten (10) days after their receipt of the notice of any Default or Event of Default from the Administrative Agent or any Lender, or shall request inconsistent action with respect to such Default or Event of Default, the Administrative Agent may, but shall not be required to, take such action and assert such rights (other than rights under Article 8 hereof) as it deems in its discretion to be advisable for the protection of the Lenders, except that, if the Majority Lenders have instructed the Administrative Agent not to take such action or assert such right, in no event shall the Administrative Agent act contrary to such instructions, unless time is of the essence, in which case, the Administrative Agent may act in accordance with its reasonable discretion.

Section 9.9 Responsibility Disclaimed. The Administrative Agent shall not be under any liability or responsibility whatsoever as the Administrative Agent:

(a) to the Borrower or any other Person as a consequence of any failure or delay in performance by, or any breach by, any Lender or Lenders of any of its or their obligations under this Agreement;

(b) to any Lender or Lenders as a consequence of any failure or delay in performance by, or any breach by, (i) the Borrower of any of its obligations under this Agreement or the Notes or any other Loan Document, or (ii) any Subsidiary of the Borrower or any other obligor under any other Loan Document;

(c) to any Lender or Lenders, for any statements, representations or warranties in this Agreement, or any other document contemplated by this Agreement or any information provided pursuant to this Agreement, any other Loan Document, or any other document contemplated by this Agreement, or for the validity, effectiveness, enforceability or sufficiency of this Agreement, the Notes, any other Loan Document, or any other document contemplated by this Agreement; or

(d) to any Person for any act or omission other than that arising from gross negligence or willful misconduct of the Administrative Agent as determined by a final, non-appealable judicial order of a court of competent jurisdiction.

Section 9.10 Indemnification. The Lenders agree to indemnify the Administrative Agent (to the extent not reimbursed by the Borrower) pro rata according to their respective Commitment/Loan Percentage, from and against any and all liabilities, obligations, losses (other than the loss of principal, interest and fees hereunder in the event of a bankruptcy or out-of-court ‘work-out’ of the Loans), damages, penalties, actions, judgments, suits, or reasonable out-of-pocket costs, expenses (including, without limitation, fees and disbursements of experts, agents, consultants and counsel), or disbursements of any kind or nature whatsoever which may be imposed on, incurred by or asserted against the Administrative Agent in any way relating to or arising out of this Agreement, any other Loan Document, or any other document contemplated by this Agreement or any other Loan Document or any action taken or omitted by the Administrative Agent under this Agreement, any other Loan Document, or any other document contemplated by this Agreement, except that no Lender shall be liable to the Administrative Agent for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, or reasonable out-of-pocket costs, expenses or disbursements resulting from the gross negligence or willful misconduct of the Administrative Agent as determined by a final, non-appealable judicial order of a court having jurisdiction over the subject matter.

Section 9.11 Credit Decision. Each Lender confirms that:

(a) in making its decision to enter into this Agreement and to make its portion of the Loans it has independently taken whatever steps it considers necessary to evaluate the financial condition and affairs of the Borrower and that it has made an independent credit judgment, and that it has not relied upon the Administrative Agent or information provided by the Administrative Agent (other than information provided to the Administrative Agent by the Borrower and forwarded by the Administrative Agent to the Lenders); and

(b) so long as any portion of the Loans remains outstanding or such Lender has an obligation to make its portion of Advances hereunder, it will continue to make its own independent evaluation of the financial condition and affairs of the Borrower.

Section 9.12 Successor Administrative Agent. Subject to the appointment and acceptance of a successor Administrative Agent as provided below, the Administrative Agent may resign at any time by giving written notice thereof to the Lenders and the Borrower and may be removed at any time for cause by the Majority Lenders. Upon any such resignation or removal, the Majority Lenders shall have the right to appoint a successor Administrative Agent which appointment shall, prior to a Default, be subject to the consent of the Borrower, acting reasonably. If (a) no successor Administrative Agent shall have been so appointed by the Majority Lenders or (b) appointed, no successor Administrative Agent shall have accepted such appointment within thirty (30) days after the retiring Administrative Agent gave notice of resignation or the Majority Lenders removed the retiring Administrative Agent, then the retiring Administrative Agent may, on behalf of the Lenders, appoint a successor Administrative Agent which shall be any Lender or a commercial bank organized under the laws of the United States of America or any political subdivision thereof which has combined capital and reserves in excess of $250,000,000.00 and which shall be reasonably acceptable to the Borrower. Upon the acceptance of any appointment as Administrative Agent hereunder by a successor Administrative Agent, such successor Administrative Agent shall thereupon succeed to and become vested with all the rights, powers, privileges, duties and obligations of the retiring Administrative Agent and the retiring Administrative Agent shall be discharged from its duties and obligations hereunder and under the other Loan Documents. After any retiring Administrative Agent’s resignation or removal hereunder as Administrative Agent the provisions of this Article shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as the Administrative Agent. In the event that the Administrative Agent or any of its respective Affiliates ceases to be a Lender hereunder, such Person shall resign its agency hereunder.

Section 9.13 Delegation of Duties. The Administrative Agent may execute any of its duties under the Loan Documents by or through agents or attorneys selected by it using reasonable care, and shall be entitled to advice of counsel concerning all matters pertaining to such duties.

Section 9.14 No Responsibilities of the Agents. Notwithstanding any provision to the contrary contained elsewhere herein or in any other Loan Document, the Syndication Agent and the Co-Lead Arrangers (as set forth on the cover page hereof) shall not have any duties or responsibilities, nor shall the Syndication Agent or any of the Co-Lead Arrangers have or be deemed to have any fiduciary relationship with any Lender or participant, and no implied covenants, functions, responsibilities, duties, obligations or liabilities shall be read into this Agreement or any other Loan Document or otherwise exist against the Syndication Agent or any of the Co-Lead Arrangers.

ARTICLE 10 – CHANGES IN CIRCUMSTANCES

AFFECTING LIBOR ADVANCES AND INCREASED COSTS

Section 10.1 LIBOR Basis Determination Inadequate or Unfair. If with respect to any proposed LIBOR Advance for any Interest Period, the Administrative Agent determines after consultation with the Lenders that adequate and fair means do not exist for determining the LIBOR Basis, the Administrative Agent shall forthwith give notice thereof to the Borrower and the Lenders, whereupon until the Administrative Agent notifies the Borrower that the circumstances giving rise to such situation no longer exist, the obligations of any affected Lender to make its portion of such LIBOR Advances shall be suspended and each affected Lender shall make its portion of such LIBOR Advance as a Base Rate Advance.

Section 10.2 Illegality. If, after the date hereof, the adoption of any Applicable Law, or any change in any Applicable Law (whether adopted before or after the Effective Date), or any change in interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof, or compliance by any Lender with any directive (whether or not having the force of law) of any such authority, central bank or comparable agency, shall make it unlawful or impossible for any Lender to make, maintain or fund its portion of LIBOR Advances, such Lender shall so notify the Administrative Agent, and the Administrative Agent shall forthwith give notice thereof to the other Lenders and the Borrower. Before giving any notice to the Administrative Agent pursuant to this Section 10.2, such Lender shall designate a different lending office if such designation will avoid the need for giving such notice and will not, in the sole reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender. Upon receipt of such notice, notwithstanding anything contained in Article 2 hereof, the Borrower shall repay in full the then outstanding principal amount of such Lender’s portion of each affected LIBOR Advance, together with accrued interest thereon, on either (a) the last day of the then current Interest Period applicable to such affected LIBOR Advances if such Lender may lawfully continue to maintain and fund its portion of such LIBOR Advance to such day or (b) immediately if such Lender may not lawfully continue to fund and maintain its portion of such affected LIBOR Advances to such day. Concurrently with repaying such portion of each affected LIBOR Advance, the Borrower may borrow a Base Rate Advance from such Lender, whether or not it would have been entitled to effect such borrowing, and such Lender shall make such Advance, if so requested, in an amount such that the outstanding principal amount of the Advance shall equal the outstanding principal amount of the affected LIBOR Advance of such Lender immediately prior to such repayment.

Section 10.3 Increased Costs and Additional Amounts.

(a) If after the date hereof, the adoption of any Applicable Law, or any change in any Applicable Law (whether adopted before or after the Effective Date), or any interpretation or change in interpretation or administration thereof by any governmental authority, central bank or comparable agency charged with the interpretation or administration thereof or compliance by any Lender with any directive issued after the Effective Date (whether or not having the force of law) of any such authority, central bank or comparable agency:

(i) shall subject any Lender to any Tax with respect to its obligation to make its portion of LIBOR Advances, or its portion of other Advances, or shall change the basis of taxation of payments to any Lender of the principal of or interest on its portion of LIBOR Advances or in respect of any other amounts due under this Agreement, or its obligation to make its portion of Advances (except for changes with respect to Taxes imposed on the revenues or net income of such Lender, and except for any Taxes referred to in Section 10.3(b) hereof); or

(ii) shall impose, modify or deem applicable any reserve (including, without limitation, any imposed by the Board of Governors of the Federal Reserve System, but excluding any included in an applicable Eurodollar Reserve Percentage), special deposit, capital adequacy, assessment or other requirement or condition against assets of, deposits with or for the account of, or commitments or credit extended by, any Lender or shall impose on any Lender or the London interbank borrowing market any other condition affecting its obligation to make its portion of such LIBOR Advances or its portion of existing Advances;

and the result of any of the foregoing is to increase the cost to such Lender of making or maintaining any of its portion of LIBOR Advances, or to reduce the amount of any sum received or receivable by such Lender under this Agreement or under its Note, if any, with respect thereto, then, within ten (10) days after demand by such Lender, the Borrower agrees to pay to such Lender such additional amount or amounts as will compensate such Lender on an after-tax basis for such increased costs.

(b) All payments made by the Borrower under this Agreement shall be made free and clear of, and without deduction or withholding for or on account of, any present or future income or other similar taxes, levies, imposts, duties, charges, fees, deductions or withholdings (“Taxes”), now or hereafter imposed, levied, collected, withheld or assessed by any governmental authority, excluding any Taxes imposed on a Lender by reason of any connection between the Lender and the taxing jurisdiction other than executing, delivering, performing or enforcing this Agreement and receiving payments hereunder. If any such non-excluded Taxes (collectively, the “Non-Excluded Taxes”) are required to be withheld or deducted from any such payment, the Borrower shall pay such additional amounts as may be necessary to ensure that the net amount actually received by a Lender after such withholding or deduction is equal to the amount that the Lender would have received had no such withholding or deduction been required; provided, however, that the Borrower shall not be required to increase any such amounts payable to any Lender if such Lender may lawfully comply with the requirements of

Section 2.10 hereof and fails to do so. Whenever any Non-Excluded Taxes are payable by the Borrower, as promptly as possible thereafter the Borrower shall send to the Administrative Agent for its own account or for the account of such Lender, as the case may be, a certified copy of an original official receipt received by the Borrower showing payment thereof. If the Borrower fails to pay any Non-Excluded Taxes when due to the appropriate taxing authority or fail to remit to the Administrative Agent the required receipts or other documentary evidence, the Borrower shall indemnify the Administrative Agent and the Lenders for any incremental taxes, interest or penalties that may become payable by the Administrative Agent or any Lender as result of any such failure. The Borrower shall make any payments required pursuant to the immediately preceding sentence within thirty (30) days after receipt of written demand therefor from the Administrative Agent or any Lender, as the case may be. The agreements set forth in this Section 10.3 shall survive the termination of this Agreement and the payment and performance of all Obligations. Each Lender will promptly notify the Borrower and the Administrative Agent of any event of which it has knowledge, occurring after the date hereof, which will entitle such Lender to compensation pursuant to this Section 10.3 and will designate a different lending office if such designation will avoid the need for, or reduce the amount of, such compensation and will not, in the reasonable judgment of such Lender made in good faith, be otherwise disadvantageous to such Lender. Notwithstanding any provision herein to the contrary, the Borrower shall have no obligation to pay to any Lender any amount which the Borrower is liable to withhold due to the failure of such Lender to file any statement of exemption required under the Code in order to permit the Borrower to make payments to such Lender without such withholding.

(c) Any Lender claiming compensation under this Section 10.3 shall provide the Borrower with a written certificate setting forth the additional amount or amounts to be paid to it hereunder and calculations therefor in reasonable detail. Such certificate shall be presumptively correct absent manifest error. In determining such amount, such Lender may use any reasonable averaging and attribution methods. If any Lender demands compensation under this Section 10.3, the Borrower may at any time, upon at least three (3) Business Days’ prior notice to such Lender, Convert or Continue in full such Lender’s portion of the then outstanding LIBOR Advances to Base Rate Advances or LIBOR Advances not so affected, as the case may be. On the Payment Date immediately following such Conversion or Continuation of such outstanding LIBOR Advances, the Borrower shall pay accrued interest and fees thereon to the date thereof together with any reimbursement required under Section 2.7 hereof and this Section 10.3.

(d) The Borrower shall pay any present or future stamp, transfer or documentary Taxes or any other excise or property Taxes that may be imposed in connection with the execution, delivery or registration of this Agreement or any other Loan Documents.

Section 10.4 Effect On Other Advances. If notice has been given pursuant to Section 10.1, 10.2 or 10.3 hereof suspending the obligation of any Lender to make its portion of any type of LIBOR Advance, or requiring such Lender’s portion of LIBOR Advances to be repaid or prepaid, then, unless and until such Lender notifies the Borrower that the circumstances giving rise to such repayment no longer apply, all amounts which would otherwise be made by such Lender as its portion of LIBOR Advances shall be instead as Base Rate Advances, unless otherwise notified by the Borrower.

Section 10.5 Claims for Increased Costs and Taxes; Replacement Lenders. In the event that any Lender shall decline to make LIBOR Advances pursuant to Sections 10.1 and 10.2 hereof or shall have notified the Borrower that it is entitled to claim compensation pursuant to Section 10.3, 2.6, 2.7 or 2.9 hereof or is unable to complete the form required or is subject to withholding on account of any Tax (each such lender being an “Affected Lender”), the Borrower at its own cost and expense may designate a replacement lender (a “Replacement Lender”) to assume the Commitment (to the extent the Commitments are still in effect at such time) and the obligations of any such Affected Lender hereunder, and to purchase the outstanding Loans of such Affected Lender and such Affected Lender’s rights hereunder and with respect thereto, and within ten (10) Business Days of such designation the Affected Lender shall (a) sell to such Replacement Lender, without recourse upon, warranty by or expense to such Affected Lender, by way of an Assignment and Assumption Agreement substantially in the form of Exhibit E attached hereto, for a purchase price equal to (unless such Lender agrees to a lesser amount) the outstanding principal amount of the Loans of such Affected Lender, plus all interest accrued and unpaid thereon and all other amounts owing to such Affected Lender hereunder, including without limitation, payment by the Borrower of any amount which would be payable to such Affected Lender pursuant to Section 2.7 hereof (provided that the administrative fee set forth in Section 11.4(c)(iii) shall not apply to an assignment described in this clause (a)), and (b) assign the Commitment or Loans, as applicable, of such Affected Lender and upon such assumption and purchase by the Replacement Lender, such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and such Affected Lender shall cease to be a “Lender” for purposes of this Agreement and shall no longer have any obligations or rights hereunder (other than any obligations or rights which according to this Agreement shall survive the termination of this Agreement and the payment and performance of all Obligations).

ARTICLE 11 – MISCELLANEOUS

Section 11.1 Notices.

(a) Except as otherwise expressly provided herein, all notices and other communications under this Agreement and the other Loan Documents (unless otherwise specifically stated therein) shall be in writing and shall be delivered by (1) hand, (2) overnight courier service, (3) mailed by certified or registered mail, or (4) sent by telecopy, as follows:

(i) If to the Borrower, to it at:

American Tower Corporation

116 Huntington Avenue

Boston, Massachusetts 02116

Attn: Chief Financial Officer and General Counsel

Telecopy No.: (617) 375-7575

with a copy to:

Cleary Gottlieb Steen & Hamilton LLP

One Liberty Plaza

New York, New York 10006

Attn: Robert P. Davis, Esq.

Telecopy No.: (212) 225-3999

(ii) If to the Administrative Agent, to it at:

Toronto Dominion (Texas) LLC,

as Administrative Agent

77 King Street West

18th Floor

Toronto, Ontario

Canada M5K 1A2

Attn.: Alice Mare and Elhamy Khalil

Telecopy No.: (416) 307-3826

with a copy to:

JPMorgan Chase Bank, N.A.

4 New York Plaza

New York, New York 10004-2413

Attn: Padmini Persaud

Telecopy No.: (212) 623-1310

TD Securities (USA) LLC

31 West 52nd Street

New York, New York 10019-6101

Attn: David Perlman

Telecopy No.: (212) 827-7232

and with a copy to:

Kilpatrick Stockton LLP

1100 Peachtree Street

Suite 2800

Atlanta, Georgia 30309-4530

Attn: Douglas S. Gosden, Esq.

Telecopy No.: (404) 541-3112

(iii) If to the Lenders, to them at the addresses set forth beside their names as set forth in Schedule 1 attached hereto.

The failure to provide copies shall not affect the validity of the notice given to the primary recipient.

(b) Any party hereto may change the address to which notices shall be directed under this Section 11.1 by giving ten (10) days’ written notice of such change to the other parties. All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on the date of receipt.

(c) For purposes of this Agreement, delivery may also be made by the posting of any required documents, reports, certificates, or other information to the Intralinks system or any other electronic distribution system to which all Lenders have access and provided that all Lenders are notified in writing (or electronically) that such posting has occurred. The Borrower acknowledges that (i) the distribution of material through an electronic medium is not necessarily secure and that there are confidentiality and other risks associated with such distribution, (ii) Intralinks, or any other electronic platform, is provided “as is” and “as available” and (iii) neither the Administrative Agent nor any of its Affiliates warrants the accuracy, adequacy or completeness of Intralinks, or any other electronic platform. No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by the Administrative Agent or any of its Affiliates in connection with Intralinks or any other electronic platform.

(d) All notices and other communications given to any party hereto in accordance with the provisions of this Agreement shall be deemed to have been given on (i) the date of receipt if delivered by hand or overnight courier service or sent by telecopy or electronic mail, (ii) the date of posting if made through Intralinks or any other electronic platform, or (iii) on the date five (5) Business Days after dispatch by registered mail if mailed, or an earlier date if sooner received, in each case delivered, sent or mailed (properly addressed) to such party as provided in this Section 11.1.

Section 11.2 Expenses. The Borrower will promptly pay, or reimburse:

(a) all reasonable out-of-pocket expenses of the Administrative Agent in connection with the preparation, negotiation, execution and delivery of this Agreement and the other Loan Documents, and the transactions contemplated hereunder and thereunder any amendments, waivers and consents associated therewith, including, without limitation, the reasonable fees and disbursements of Kilpatrick Stockton LLP, Atlanta, Georgia, special counsel for the Administrative Agent; and

(b) all reasonable out-of-pocket costs and expenses of the Administrative Agent, the Lenders and the Syndication Agent of enforcement under this Agreement or the other Loan Documents and all reasonable out-of-pocket costs and expenses of collection if an Event of Default occurs in the payment of the Notes, which in each case shall include, without limitation, reasonable fees and out-of-pocket expenses of counsel for the Administrative Agent, each of the Lenders and the Syndication Agent.

Section 11.3 Waivers. The rights and remedies of the Administrative Agent and the Lenders under this Agreement and the other Loan Documents shall be cumulative and not exclusive of any rights or remedies which they would otherwise have. No failure or delay by the

Administrative Agent, the Majority Lenders and the Lenders, or any of them, in exercising any right, shall operate as a waiver of such right. No waiver of any provision of this Agreement or consent to any departure by the Borrower or any of its Subsidiaries therefrom shall in any event be effective unless the same shall be permitted by Section 11.11, and then such waiver or consent shall be effective only in the specific instance and for the purpose for which given. Without limiting the generality of the foregoing, the making of a Loan shall not be construed as a waiver of any Default, regardless of whether the Administrative Agent or any Lender may have had notice or knowledge of such Default at the time.

Section 11.4 Assignment and Participation.

(a) The Borrower may not assign or transfer any of its rights or obligations hereunder, under the Notes or under any other Loan Document without the prior written consent of each Lender.

(b) Each Lender may at any time sell assignments or participations of up to one hundred percent (100%) of its interest hereunder to (i) one (1) or more Affiliates of such Lender (provided, however, that if such Affiliate is not a financial institution, such Lender shall be obligated to repurchase such assignment if such Affiliate is unable to honor its obligations hereunder), (ii) any Federal Reserve Bank as collateral security pursuant to Regulation A of the Board of Governors of the Federal Reserve System and any Operating Circular issued by such Federal Reserve Bank (provided, however, that no such assignment shall relieve such Lender from its obligations hereunder) or (iii) any Person who is a Lender on such date. Notwithstanding the foregoing, no assignee of, or participant with respect to, any interest sold hereunder pursuant to this Section 11.4(b) shall be entitled to receive any greater payment under Section 10.3 than the applicable Lender would have been entitled to receive with respect to the interest sold.

(c) Each Lender may at any time sell assignments or participations to one or more Persons pursuant to which each Lender may assign or participate its interest under this Agreement and the other Loan Documents, including its interest in any particular Advance or portion thereof; provided, however, that (1) all assignments (other than assignments described in Section 11.4(b) hereof) shall be in minimum principal amounts of the lesser of (X) $1,000,000.00 or (Y) the amount of such Lender’s Loans and (2) all assignments and participations (other than assignments and participations described in Section 11.4(b) hereof) hereunder shall be subject to the following additional terms and conditions:

(i) no assignment shall be sold without the prior consent of the Administrative Agent and, prior to the occurrence and continuation of a Default or Event of Default, the consent of the Borrower, in each case, which consent shall not be unreasonably withheld, delayed or conditioned;

(ii) any Person purchasing a participation or an assignment of any portion of the Loans from any Lender shall be required to represent and warrant that its purchase shall not constitute a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code);

(iii) the Borrower, the Lenders, and the Administrative Agent agree that assignments permitted hereunder (including the assignment of any Advance or portion thereof) may be made with all voting rights, and shall be made pursuant to an Assignment and Assumption Agreement substantially in the form of Exhibit E attached hereto, and an administrative fee of $3,500.00 shall be payable to the Administrative Agent either by the assigning Lender or the assignee thereof at the time of any assignment under this Section 11.4(c);

(iv) no participation agreement shall confer any rights under this Agreement or any other Loan Document to any purchaser thereof, or relieve any issuing Lender from any of its obligations under this Agreement, and all actions hereunder shall be conducted as if no such participation had been granted; provided, however, that any participation agreement may confer on the participant the right to approve or disapprove items requiring consent pursuant to Section 11.11 (a)(ii) hereof of an affected Lender for the Loans to which such participation agreement applies;

(v) each Lender agrees to provide the Administrative Agent and the Borrower with prompt written notice of any issuance of assignments of its interests hereunder;

(vi) no assignment, participation or other transfer of any rights hereunder or under the Notes shall be effected that would result in any interest requiring registration under the Securities Act of 1933, as amended, or qualification under any state securities law;

(vii) no such assignment may be made to any bank or other financial institution (x) with respect to which a receiver or conservator (including, without limitation, the Federal Deposit Insurance Corporation, the Resolution Trust Company or the Office of Thrift Supervision) has been appointed or (y) that is not “adequately capitalized” (as such term is defined in Section 131(b)(1)(B) of the Federal Deposit Insurance Corporation Improvement Act as in effect on the Effective Date); and

(viii) each Lender shall, and shall cause each of its assignees to, provide to the Administrative Agent on or prior to the effective date of any assignment an appropriate Internal Revenue Service form as provided in Section 2.10 or as otherwise required by Applicable Law supporting such Lender’s or assignee’s position that no withholding by the Borrower or the Administrative Agent for United States income tax payable by such Lender or assignee in respect of amounts received by it hereunder is required. No assignment shall confer any rights to receive any greater payments under Section 10.3 than the applicable Lender would have been entitled to receive with respect to the interest assigned.

(d) Except as specifically set forth in Section 11.4(b) or (c) hereof, nothing in this Agreement or the Notes, expressed or implied, is intended to or shall confer on any Person other than the respective parties hereto and thereto and their successors and assignees permitted hereunder and thereunder any benefit or any legal or equitable right, remedy or other claim under this Agreement or the Notes.

(e) In the case of any participation, all amounts payable by the Borrower under the Loan Documents shall be calculated and made in the manner and to the parties hereto as if no such participation had been sold.

(f) The provisions of this Section 11.4 shall not apply to any purchase of participations among the Lenders pursuant to Section 2.8 hereof.

(g) The Administrative Agent, acting, for this purpose only, as agent of the Borrower shall maintain, at no extra charge to the Borrower, a register (the “Register”) at the address to which notices to the Administrative Agent are to be sent under Section 11.1 hereof on which Register the Administrative Agent shall enter the name, address and taxpayer identification number (if provided) of the registered owner of the Loans evidenced by a Note or, upon the request of the registered owner, for which a Note has been requested. Except as set forth in Section 11.4(b)(ii) hereof, a Note and the Loans evidenced thereby may be assigned or otherwise transferred in whole or in part only by registration of such assignment or transfer of such Note and the Loans evidenced thereby on the Register. Except as set forth in Section 11.4(b)(ii) hereof, any assignment or transfer of all or part of such Loans and the Note evidencing the same shall be registered on the Register only upon compliance with the other provisions of this Section 11.4 and surrender for registration of assignment or transfer of the Note evidencing such Loans, duly endorsed by (or accompanied by a written instrument of assignment or transfer duly executed by) the registered owner thereof, and thereupon one or more new Notes in the same aggregate principal amount shall be issued to the designated assignee(s) or transferee(s) and, if less than the aggregate principal amount of such Notes is thereby transferred, the assignor or transferor. Prior to the due presentment for registration of transfer of any Note, the Borrower and the Administrative Agent shall treat the Person in whose name such Loans and the Note evidencing the same is registered as the owner thereof for the purpose of receiving all payments thereon and for all other purposes, notwithstanding any notice to the contrary.

(h) The Register shall be available for inspection by the Borrower and any Lender, with respect to such Lender’s information, at any reasonable time during the Administrative Agent’s regular business hours upon reasonable prior notice.

(i) Notwithstanding any other provision in this Agreement, any Lender that is a fund that invests in bank loans may, without the consent of the Administrative Agent or the Borrower, pledge all or any portion of its rights under, and interest in, this Agreement and the Notes to any trustee or to any other representative of holders of obligations owed or securities issued, by such fund as security for such obligations or securities; provided, however, that any transfer to any Person upon the enforcement of such pledge or security interest may only be made subject to the assignment provisions of this Section 11.4.

(j) Notwithstanding anything to the contrary contained herein, any Lender (a “Granting Lender”) may grant to a special purpose funding vehicle (an “SPC”)

sponsored by such Granting Lender, identified as such in writing from time to time by the Granting Lender to the Administrative Agent and the Borrower, the option to provide to the Borrower all or any part of any Advance that such Granting Lender would otherwise be obligated to make to the Borrower pursuant to this Agreement; provided that (i) nothing herein shall constitute a commitment by any SPC to make any Advance and (ii) if an SPC elects not to exercise such option or otherwise fails to provide all or any part of such Advance, the Granting Lender shall be obligated to make such Advance pursuant to the terms hereof. The Loans by an SPC hereunder shall be Loans to the same extent, and as if, such Loans were made by such Granting Lender. Each party hereto hereby agrees that no SPC shall be liable for any indemnity or similar payment obligation under this Agreement (all liability for which shall remain with the Granting Lender). In furtherance of the foregoing, each party hereto hereby agrees (which agreement shall survive the termination of this Agreement and the payment and performance of all Obligations) that, prior to the date that is one year and one day after the payment in full of all outstanding commercial paper or other senior indebtedness of any SPC, it, solely in its capacity as a party hereto and to any other Loan Document, will not institute against, or join any other person in instituting against, such SPC any bankruptcy, reorganization, arrangement, insolvency or liquidation proceedings under the laws of the United States or any State thereof. In addition, notwithstanding anything to the contrary contained in this Section 11.4, any SPC may (i) with notice to, but without the prior written consent of, the Borrower and the Administrative Agent and without paying any processing fee therefor, assign all or a portion of its interests in any Advances to the Granting Lender or to any financial institutions (consented to by the Borrower and the Administrative Agent) providing liquidity and/or credit support to or for the account of such SPC to support the funding or maintenance of Advances and (ii) disclose on a confidential basis any non-public information relating to its Advances to any rating agency, commercial paper dealer or provider of any surety, guarantee or credit or liquidity enhancement to such SPC. This Section 11.4(j) may not be amended without the written consent of any SPC which has been designated in writing as provided in the first sentence hereof and holds any outstanding Loans. The designation by a Granting Lender of an SPC to fund Advances shall be deemed to be a representation, warranty, covenant and agreement by such Granting Lender to the Borrower and all other parties hereunder that (A) the funding and maintaining of such Advances by such SPC shall not constitute a “prohibited transaction” (as such term is defined in Section 406 of ERISA or Section 4975 of the Code), and (B) such designation, funding and maintenance would not result in any interest requiring registration under the Securities Act of 1933, as amended, or qualification under any state securities law. The SPC shall from time to time provide to the Borrower the tax and other forms required pursuant to Section 2.10 hereof with respect to such SPC as though such SPC were a Lender hereunder. In no event shall the Borrower or any Lender other than the Granting Lender be obligated hereunder to pay any additional amounts under any provision of this Agreement (pursuant to Article 10 hereof or otherwise) by reason of a Granting Lender’s designation of an SPC or the funding or maintenance of Advances by such SPC, in excess of amounts which the Borrower would have been obligated to pay if such Granting Lender had not made such designation and such Granting Lender were itself funding and maintaining such Advances. The Administrative Agent shall register the interest of any SPC in an Advance from time to time on the Register maintained pursuant to Section 11.4(g) hereof.

Section 11.5 Accounting Principles. All references in this Agreement to GAAP shall be to such principles as in effect from time to time. The Borrower shall deliver to the Lenders at the same time as the delivery of any quarterly or annual financial statements required pursuant to Section 6.1 or 6.2 hereof, as applicable, (a) a description in reasonable detail of any material variation between the application of GAAP employed in the preparation of such statements and the application of GAAP employed in the preparation of the next preceding quarterly or annual financial statements, as applicable, and (b) reasonable estimates of the differences between such statements arising as a consequence thereof. If, within thirty (30) days after the delivery of the quarterly or annual financial statements referred to in the immediately preceding sentence, the Majority Lenders shall object in writing to the Borrower’s determining compliance hereunder on such basis, (1) calculations for purposes of determining compliance hereunder shall be made on a basis consistent with those used in the preparation of the latest financial statements as to which such objection shall not have been made, or (2) if requested by the Borrower, the Majority Lenders will negotiate in good faith to amend the covenants herein to give effect to the changes in GAAP in a manner consistent with this Agreement (and so long as the Borrower complies in good faith with the provisions of this Section 11.5, no Default or Event of Default shall occur hereunder solely as a result of such changes in GAAP).

Section 11.6 Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute one and the same instrument.

Section 11.7 Governing Law. This Agreement and the Notes shall be construed in accordance with and governed by the internal laws of the State of New York applicable to agreements made and to be performed the State of New York. If any action or proceeding shall be brought by the Administrative Agent or any Lender hereunder or under any other Loan Document in order to enforce any right or remedy under this Agreement or under any Note or any other Loan Document, the Borrower hereby consents and submits to the jurisdiction of any New York State or U.S. federal court of competent jurisdiction sitting in the County of New York on the date of this Agreement. The Borrower hereby agrees that, to the extent permitted by Applicable Law, service of the summons and complaint and all other process which may be served in any such suit, action or proceeding may be effected by mailing by registered mail a copy of such process to the offices of the Borrower at the address given in Section 11.1 hereof and that personal service of process shall not be required. Nothing herein shall be construed to prohibit service of process by any other method permitted by law, or the bringing of any suit, action or proceeding in any other jurisdiction.

Section 11.8 Severability. To the extent permitted by law, any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof in that jurisdiction or affecting the validity or enforceability of such provision in any other jurisdiction.

Section 11.9 Interest.

(a) In no event shall the amount of interest due or payable hereunder or under the Notes exceed the maximum rate of interest allowed by Applicable Law, and in the event any such payment is inadvertently made by the Borrower or inadvertently received by the

Administrative Agent or any Lender, then such excess sum shall be credited as a payment of principal, unless, if no Event of Default shall have occurred and be continuing, the Borrower shall notify the Administrative Agent or such Lender, in writing, that it elects to have such excess sum returned forthwith. It is the express intent hereof that the Borrower not pay and the Administrative Agent and the Lenders not receive, directly or indirectly in any manner whatsoever, interest in excess of that which may legally be paid by the Borrower under Applicable Law.

(b) Notwithstanding the use by the Lenders of the Base Rate and the LIBOR as reference rates for the determination of interest on the Loans, the Lenders shall be under no obligation to obtain funds from any particular source in order to charge interest to the Borrower at interest rates related to such reference rates.

Section 11.10 Table of Contents and Headings. The Table of Contents and the headings of the various subdivisions used in this Agreement are for convenience only and shall not in any way modify or amend any of the terms or provisions hereof, nor be used in connection with the interpretation of any provision hereof.

Section 11.11 Amendment and Waiver.

(a) Neither this Agreement nor any Loan Document nor any term hereof or thereof may be amended orally, nor may any provision hereof or thereof be waived orally but only by an instrument in writing signed by or at the written direction of:

(i) except as set forth in (ii) and (iii) below, the Majority Lenders and, in the case of any amendment, by the Borrower;

(ii) with respect to (A) any increase in the amount of any Lender’s portion of the Commitments or its respective Commitment/Loan Percentage or any extension of any Lender’s Commitments, (B) any reduction or postponement in interest or fees due hereunder or the payment thereof to any Lender without a corresponding payment of such interest or fee amount by the Borrower, (C) (1) any waiver of any Default due to the failure by the Borrower to pay any sum due to any of the Lenders hereunder or (2) any reduction in the principal amount of the Loans without a corresponding payment, (D) any release of the Borrower from this Agreement, except in connection with a merger, sale or other disposition otherwise permitted hereunder (in which case, such release shall require no further approval by the Lenders), (E) any amendment to the pro rata treatment of the Lenders set forth in Section 2.8 hereof, (F) any amendment of this Section 11.11, of the definition of Majority Lenders, or of any Section herein to the extent that such Section requires action by all Lenders, (G) any subordination of the Loans in full to any other Indebtedness, or (H) any extension of a Maturity Date, the affected Lenders and in the case of an amendment, the Borrower (it being understood that, for purposes of this Section 11.11(a)(ii), changes to provisions of the Loan Documents that relate only to one or more of the Loans shall be deemed to “affect” only the Lenders holding such Loans); and

(iii) in the case of any amendment to any provision hereunder governing the rights, obligations, or liabilities of the Administrative Agent in its capacity as such, the Administrative Agent and by each of the Lenders.

(b) In connection with any proposed amendment, modification, waiver or termination (a “Proposed Change”) requiring the consent of all Lenders, if the consent of Majority Lenders is obtained, but the consent of the other Lenders whose consent is required is not obtained (any such Lender whose consent is not obtained being referred to as a “Non-Consenting Lender”), then, at the Borrower’s request (and at the Borrower’s sole cost and expense), a Replacement Lender selected by the Borrower and reasonably acceptable to the Administrative Agent, shall have the right to purchase from such Non-Consenting Lenders, and such Non-Consenting Lenders agree that they shall, upon the Borrower’s request, sell and assign to such Person, all of the Commitments or outstanding Loans, as applicable, of such Non-Consenting Lenders for an amount equal to the principal balance of all Loans held by the Non-Consenting Lenders and all accrued interest and fees and other amounts due (including without limitation amounts due to such Non-Consenting Lender pursuant to Section 2.7 hereof) or outstanding to such Non-Consenting Lender through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment and Assumption Agreement substantially in the form on Exhibit E attached hereto. Upon execution of any Assignment and Assumption Agreement pursuant to this Section 11.11(b), (i) the Replacement Lender shall be entitled to vote on any pending waiver, amendment or consent in lieu of the Non-Consenting Lender replaced by such Replacement Lender, (ii) such Replacement Lender shall be deemed to be a “Lender” for purposes of this Agreement and (iii) such Non-Consenting Lender shall cease to be a “Lender” for purposes of this Agreement and shall no longer have any obligations or rights hereunder (other than any obligations or rights which according to this Agreement shall survive the termination of this Agreement and the payment and performance of all Obligations).

Section 11.12 Entire Agreement. Except as otherwise expressly provided herein, this Agreement, the other Loan Documents and the other documents described or contemplated herein or therein will embody the entire agreement and understanding among the parties hereto and thereto and supersede all prior agreements and understandings relating to the subject matter hereof and thereof.

Section 11.13 Other Relationships; No Fiduciary Relationships. No relationship created hereunder or under any other Loan Document shall in any way affect the ability of the Administrative Agent and each Lender to enter into or maintain business relationships with the Borrower or any Affiliate thereof beyond the relationships specifically contemplated by this Agreement and the other Loan Documents. The Borrower agrees that in connection with all aspects of the transactions contemplated hereby and any communications in connection therewith, the Borrower, its Subsidiaries and their respective Affiliates, on the one hand, and the Administrative Agent, the Lenders and their respective Affiliates, on the other hand, will have a business relationship that does not create, by implication or otherwise, any fiduciary duty on the part of the Administrative Agent, any Lender or any of their respective Affiliates, and no such duty will be deemed to have arisen in connection with any such transactions or communications.

Section 11.14 Directly or Indirectly. If any provision in this Agreement refers to any action taken or to be taken by any Person, or which such Person is prohibited from taking, such provision shall be applicable whether such action is taken directly or indirectly by such Person, whether or not expressly specified in such provision.

Section 11.15 Reliance on and Survival of Various Provisions. All covenants, agreements, statements, representations and warranties made by the Borrower herein or in any certificate delivered pursuant hereto shall (a) be deemed to have been relied upon by the Administrative Agent, each of the Lenders notwithstanding any investigation heretofore or hereafter made by them and (b) survive the execution and delivery of this Agreement and shall continue in full force and effect so long as any Loans are outstanding and unpaid. Any right to indemnification hereunder, including, without limitation, rights pursuant to Sections 2.7, 2.9, 10.3 and 11.2 hereof, shall survive the termination of this Agreement and the payment and performance of all Obligations.

Section 11.16 Senior Debt. The Obligations are intended by the parties hereto to be senior in right of payment to any Indebtedness of the Borrower that by its terms is subordinated to any other Indebtedness of the Borrower.

Section 11.17 Obligations. The obligations of the Administrative Agent, each of the Lenders hereunder are several, not joint.

Section 11.18 Confidentiality. The Administrative Agent and the Lenders shall hold confidentially all non-public and proprietary information and all other information designated by the Borrower as confidential, in each case, obtained from the Borrower or its Affiliates pursuant to the requirements of this Agreement in accordance with their customary procedures for handling confidential information of this nature and in accordance with safe and sound lending practices; provided, however, that the Administrative Agent and the Lenders may make disclosure of any such information (a) to their examiners, Affiliates, outside auditors, counsel, consultants, appraisers, other professional advisors and any direct or indirect contractual counterparty in swap agreements or such counterparty’s professional advisor in connection with this Agreement or as reasonably required by any proposed syndicate member or any proposed transferee or participant in connection with the contemplated transfer of any Note or participation therein (including, without limitation, any pledgee referred to in Section 11.4(i) hereof), in each case, so long as any such Person (other than any examiners) receiving such information is advised of the provisions of this Section 11.18 and agrees to be bound thereby, (b) as required or requested by any governmental authority or self-regulatory body or representative thereof or in connection with the enforcement hereof or of any Loan Document or related document or (c) pursuant to legal process or with respect to any litigation between or among the Borrower and any of the Administrative Agent or the Lenders. In no event shall the Administrative Agent or any Lender be obligated or required to return any materials furnished to it by the Borrower. The foregoing provisions shall not apply to the Administrative Agent or any Lender with respect to information that (i) is or becomes generally available to the public (other than through the Administrative Agent or such Lender), (ii) is already in the possession of the Administrative Agent or such Lender on a non-confidential basis, or (iii) comes into the possession of the Administrative Agent or such Lender from a source other than the Borrower or its Affiliates in a manner not known to the Administrative Agent or such Lender to involve a breach of a duty of confidentiality owing to the Borrower or its Affiliates.

ARTICLE 12 – WAIVER OF JURY TRIAL

Section 12.1 Waiver of Jury Trial. EACH OF THE BORROWER AND THE ADMINISTRATIVE AGENT AND THE LENDERS, HEREBY AGREE, TO THE EXTENT PERMITTED BY LAW, TO WAIVE AND HEREBY WAIVE THE RIGHT TO A TRIAL BY JURY IN ANY COURT AND IN ANY ACTION OR PROCEEDING OF ANY TYPE IN WHICH THE BORROWER, ANY OF THE LENDERS, THE ADMINISTRATIVE AGENT OR ANY OF THEIR RESPECTIVE SUCCESSORS OR ASSIGNS IS A PARTY, AS TO ALL MATTERS AND THINGS ARISING DIRECTLY OR INDIRECTLY OUT OF THIS AGREEMENT, ANY OF THE NOTES OR THE OTHER LOAN DOCUMENTS AND THE RELATIONS AMONG THE PARTIES LISTED IN THIS SECTION 12.1. EXCEPT AS PROHIBITED BY LAW, EACH PARTY TO THIS AGREEMENT WAIVES ANY RIGHTS IT MAY HAVE TO CLAIM OR RECOVER IN ANY LITIGATION REFERRED TO IN THIS SECTION, ANY SPECIAL, EXEMPLARY, PUNITIVE OR CONSEQUENTIAL DAMAGES OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH PARTY TO THIS AGREEMENT (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF THE ADMINISTRATIVE AGENT OR ANY LENDER HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT THE ADMINISTRATIVE AGENT OR ANY LENDER WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT IT HAS BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND EACH OTHER LOAN DOCUMENT BY, AMONG OTHER THINGS, THE MUTUAL WAIVERS AND CERTIFICATIONS IN THIS SECTION. THE PROVISIONS OF THIS SECTION HAVE BEEN FULLY DISCLOSED BY AND TO THE PARTIES AND THE PROVISIONS SHALL BE SUBJECT TO NO EXCEPTIONS. NO PARTY HAS IN ANY WAY AGREED WITH OR REPRESENTED TO ANY OTHER PARTY THAT THE PROVISIONS OF THIS SECTION WILL NOT BE FULLY ENFORCED IN ALL INSTANCES.

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IN WITNESS WHEREOF, the parties hereto have executed this Agreement or caused it to be executed by their duly authorized officers, all as of the day and year first above written.

BORROWER:	AMERICAN TOWER CORPORATION

	By:	/s/ James D. Taiclet, Jr.
	Name:	James D. Taiclet, Jr.
	Title:	President and Chief Executive Officer

ADMINISTRATIVE AGENT AND LENDERS:	TORONTO DOMINION (TEXAS) LLC, as Administrative Agent and as a Lender

	By:	/s/ Ian Murray
	Name:	Ian Murray
	Title:	Authorized Signatory

JPMORGAN CHASE BANK, N.A., as Syndication Agent and as a Lender

By:	/s/ Christophe Vohmann
Name:	Christophe Vohmann
Title:	Vice President

CALYON, NEW YORK BRANCH, as a Lender

By:	/s/ John McCloskey
Name:	John McCloskey
Title:	Managing Director

CALYON, NEW YORK BRANCH, as a Lender

By:	/s/ Alex Averbukh
Name:	Alex Averbukh
Title:	Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Brian Caldwell
Name:	Brian Caldwell
Title:	Director

CREDIT SUISSE, CAYMAN ISLANDS BRANCH, as a Lender

By:	/s/ Shaheen Malik
Name:	Shaheen Malik
Title:	Associate

THE ROYAL BANK OF SCOTLAND plc, as a Lender

By:	/s/ Andrew Wynn
Name:	Andrew Wynn
Title:	Managing Director